Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Partners
Crosstex Energy, L.P.:

We have audited the accompanying consolidated balance sheets of Crosstex Energy, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in partners’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crosstex Energy, L.P. and subsidiaries as of December 31, 2008 and 2007 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Partnership’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2009, expressed an unqualified opinion on the effectiveness of the Partnership’s internal control over financial reporting.

Dallas, Texas
March 2, 2009, except for Notes 2, 3, 8, 9, 13, 16, 17, and 18, which are as of January 26, 2010

Report of Independent Registered Public Accounting Firm

The Partners
Crosstex Energy, L.P.:

We have audited Crosstex Energy, L.P.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Partnership’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Partnership as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 2, 2009 expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP

Dallas, Texas
March 2, 2009

CROSSTEX ENERGY, L.P.

Consolidated Balance Sheets

	December 31,
	2008	2007
	(In thousands except unit data)

ASSETS
Current assets:
Cash and cash equivalents	$1,636	$142
Accounts receivable:
Trade, net of allowance for bad debts of $3,655 and $985, respectively	49,185	46,441
Accrued revenues	292,668	443,448
Imbalances	3,893	3,865
Affiliated companies	110	38
Note receivable	375	1,026
Other	7,243	2,531
Fair value of derivative assets	27,166	8,589
Natural gas and natural gas liquids, prepaid expenses and other	9,645	16,062

Total current assets	391,921	522,142

Property and equipment:
Transmission assets	474,771	468,692
Gathering systems	614,572	460,420
Gas plants	577,250	565,415
Other property and equipment	70,618	64,073
Construction in process	86,462	79,889

Total property and equipment	1,823,673	1,638,489
Accumulated depreciation	(296,393)	(213,327)

Total property and equipment, net	1,527,280	1,425,162

Fair value of derivative assets	4,628	1,337
Intangible assets, net of accumulated amortization of $89,231 and $60,118, respectively	578,096	610,076
Goodwill	19,673	24,540
Other assets, net	11,668	9,617

Total assets	$2,533,266	$2,592,874

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Drafts payable	$21,514	$28,931
Accounts payable	23,879	13,727
Accrued gas purchases	270,229	427,293
Accrued imbalances payable	7,100	9,447
Fair value of derivative liabilities	28,506	21,066
Current portion of long-term debt	9,412	9,412
Other current liabilities	64,191	59,154

Total current liabilities	424,831	569,030

Long-term debt	1,254,294	1,213,706
Other long-term liabilities	24,708	3,553
Deferred tax liability	8,727	8,518
Fair value of derivative liabilities	22,775	9,426
Commitments and contingencies	—	—
Partners’ equity:
Common unitholders (44,908,522 and 23,868,041 units issued and outstanding at December 31, 2008 and 2007, respectively)	674,564	337,171
Subordinated unitholders (4,668,000 units issued and outstanding at December 31, 2007)	—	(14,679)
Senior subordinated series C unitholders (12,829,650 units issued and outstanding at December 31, 2007)	—	359,319
Senior subordinated series D unitholders (3,875,340 units issued and outstanding at December 31, 2008 and 2007)	99,942	99,942
General partner interest (2% interest with 995,556 and 923,286 equivalent units outstanding at December 31, 2008 and 2007)	16,805	24,551
Non-controlling interest	3,510	3,815
Accumulated other comprehensive income (loss)	3,110	(21,478)

Total partners’ equity	797,931	788,641

Total liabilities and equity	$2,533,266	$2,592,874

See accompanying notes to consolidated financial statements.

CROSSTEX ENERGY, L.P.

Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007	2006
	(In thousands except per unit data)

Revenues:
Midstream	$3,072,646	$2,380,224	$1,534,800
Profit on energy trading activities	3,365	4,105	2,535

Total revenues	3,076,011	2,384,329	1,537,335

Operating costs and expenses:
Purchased gas	2,768,225	2,124,503	1,378,979
Operating expenses	125,754	91,202	65,871
General and administrative	68,864	59,493	43,710
Gain on derivatives	(8,619)	(4,147)	(174)
Gain on sale of property	(947)	(1,024)	(1,936)
Impairments	29,373	—	—
Depreciation and amortization	107,521	83,315	56,349

Total operating costs and expenses	3,090,171	2,353,342	1,542,799

Operating income (loss)	(14,160)	30,987	(5,464)
Other income (expense):
Interest expense, net of interest income	(74,971)	(48,059)	(19,889)
Other income	27,770	538	212

Total other income (expense)	(47,201)	(47,521)	(19,677)

Loss from continuing operations before non-controlling interest, income taxes and cumulative effect of change in accounting principle	(61,361)	(16,534)	(25,141)
Income tax provision	(2,369)	(760)	(222)

Loss from continuing operations net of tax before discontinued operations and cumulative effect of changes in accounting principle	(63,730)	(17,294)	(25,363)
Discontinued operations:
Income from discontinued operations	25,007	31,343	20,714
Gain on sale of discontinued operations	49,805	—	—

Discontinued operations (net of tax)	74,812	31,343	20,714

Net income (loss) before cumulative effect of change in accounting principle	11,082	14,049	(4,649)
Cumulative effect of change in accounting principle	—	—	689

Net income (loss)	$11,082	$14,049	$(3,960)
Less: Net income attributable to the non-controlling interest	311	160	231

Net income (loss) attributable to Crosstex Energy, L.P.	$10,771	$13,889	$(4,191)

General partner interest in net income	$26,415	$19,252	$16,456

Limited partners’ interest in net loss	$(15,644)	$(5,363)	$(20,647)

Net income (loss) per limited partners’ common unit:
Basic and diluted common unit	$(3.19)	$(0.20)	$(1.09)

Basic and diluted senior subordinated A units (see Note 9(e))	$—	$—	$5.31

Basic and diluted senior subordinated series C units (see Note 9(e))	$9.44	$—	$—

Basic and diluted senior subordinated series D units (see Note 9(e))	$—	$—	$—

See accompanying notes to consolidated financial statements.

CROSSTEX ENERGY, L.P.

Consolidated Statements of Changes in Partners’ Equity
 Years ended December 31, 2008, 2007 and 2006

													Accumulated
					Sr. Subordinated		Sr. Subordinated		Sr. Subordinated		General Partner		Other
	Common Units		Subordinated Units		Units		C Units		D Units		Interest		Comprehensive	Non-Controlling
	$	Units	$	Units	$	Units	$	Units	$	Units	$	Units	Income (Loss)	Interest	Total

Balance, December 31, 2005	$326,617	15,465	$16,462	9,334	$49,921	1,495	$—	—	$—	—	$11,522	537	$(3,237)	$4,274	$405,559
Proceeds from exercise of unit options	3,328	305	—	—	—	—	—	—	—	—	—	—	—	—	3,328
Issuance of Sr. subordinated series C units	—	—	—	—	—	—	359,319	12,830	—	—	—	—	—	—	359,319
Conversion of subordinated units	52,195	3,829	(2,274)	(2,333)	(49,921)	(1,495)	—	—	—	—	—	—	—	—	—
Conversion of common units for restricted units	—	17	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital contributions	—	—	—	—	—	—	—	—	—	—	9,273	268	—	—	9,273
Stock-based compensation	3,122	—	1,114	—	—	—	—	—	—	—	3,632	—	—	—	7,868
Distributions	(39,725)	—	(16,102)	—	—	—	—	—	—	—	(20,411)	—	—	(850)	(77,088)
Net income (loss)	(15,045)	—	(5,602)	—	—	—	—	—	—	—	16,456	—	—	231	(3,960)
Hedging gains or losses reclassified to earnings	—	—	—	—	—	—	—	—	—	—	—	—	(4,875)	—	(4,875)
Adjustment in fair value of derivatives	—	—	—	—	—	—	—	—	—	—	—	—	16,108	—	16,108

Balance, December 31, 2006	330,492	19,616	(6,402)	7,001	—	—	359,319	12,830	—	—	20,472	805	7,996	3,655	715,532
Issuance of common units	57,550	1,800	—	—	—	—	—	—	—	—	—	—	—	—	57,550
Proceeds from exercise of unit options	1,598	90	—	—	—	—	—	—	—	—	—	—	—	—	1,598
Issuance of Sr. subordinated series D units	—	—	—	—	—	—	—	—	99,942	3,875	—	—	—	—	99,942
Conversion of subordinated units	(3,872)	2,333	3,872	(2,333)	—	—	—	—	—	—	—	—	—	—	—
Conversion of restricted units for common units, net of units withheld for taxes	(329)	29	—	—	—	—	—	—	—	—	—	—	—	—	(329)
Capital contributions	—	—		—	—	—	—	—	—	—	4,014	118	—	—	4,014
Stock-based compensation	5,478	—	1,228	—	—	—	—	—	—	—	5,578	—	—	—	12,284
Distributions	(49,810)	—	(11,950)	—	—	—	—	—	—	—	(24,765)	—	—	—	(86,525)
Net income (loss)	(3,936)	—	(1,427)	—	—	—	—	—	—	—	19,252	—	—	160	14,049
Hedging gains or losses reclassified to earnings	—	—	—	—	—	—	—	—	—	—	—	—	(3,706)	—	(3,706)
Adjustment in fair value of derivatives	—	—	—	—	—	—	—	—	—	—	—	—	(25,768)	—	(25,768)

Balance December 31, 2007	337,171	23,868	(14,679)	4,668	—	—	359,319	12,830	99,942	3,875	24,551	923	(21,478)	3,815	788,641
Issuance of common units	99,888	3,333	—	—	—	—	—	—	—	—	—	—	—	—	99,888
Proceeds from exercise of unit options	850	57	—	—	—	—	—	—	—	—	—	—	—	—	850
Conversion of subordinated units	341,816	17,498	17,503	(4,668)	—	—	(359,319)	(12,830)	—	—	—	—	—	—	—
Conversion of restricted units for common units, net of units withheld for taxes	(1,536)	153	—	—	—	—	—	—	—	—	—	—	—	—	(1,536)
Capital contributions	—	—	—	—	—	—	—	—	—	—	2,193	73	—	109	2,302
Stock-based compensation	6,337	—	109	—	—	—	—	—	—	—	4,797	—	—	—	11,243
Distributions	(94,404)	—	(2,847)	—	—	—	—	—	—	—	(41,151)	—	—	(725)	(139,127)
Net income (loss)	(15,558)	—	(86)	—	—	—	—	—	—	—	26,415	—	—	311	11,082
Hedging gains or losses reclassified to earnings	—	—	—	—	—	—	—	—	—	—	—	—	20,840	—	20,840
Adjustment in fair value of derivatives	—	—	—	—	—	—	—	—	—	—	—	—	3,748	—	3,748

Balance December 31, 2008	$674,564	44,909	$—	—	$—	—	$—	—	$99,942	3,875	$16,805	996	$3,110	$3,510	$797,931

See accompanying notes to consolidated financial statements.

CROSSTEX ENERGY, L.P.

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

Net income (loss)	$11,082	$14,049	$(3,960)
Hedging gains or losses reclassified to earnings	20,840	(3,706)	(4,875)
Adjustment in fair value of derivatives	3,748	(25,768)	16,108

Comprehensive income (loss)	35,670	(15,425)	7,273
Comprehensive income attributable to non-controlling interest	311	160	231

Comprehensive income (loss) attributable to Crosstex Energy, L.P.	$35,359	$(15,585)	$7,042

See accompanying notes to consolidated financial statements.

CROSSTEX ENERGY, L.P.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$11,082	$14,049	$(3,960)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	132,899	108,880	82,731
Non-cash stock-based compensation	11,243	12,284	8,557
Cumulative effect of change in accounting principle	—	—	(689)
Gain on sale of property	(51,325)	(1,667)	(2,108)
Impairment	30,436	—	—
Deferred tax expense	172	253	490
Non-cash derivatives loss	23,510	2,418	550
Amortization of debt issue costs	2,854	2,639	2,694
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable, accrued revenue and other	156,248	(121,300)	77,365
Natural gas and natural gas liquids, prepaid expenses and other	5,176	(5,566)	13,071
Accounts payable, accrued gas purchases and other accrued liabilities	(148,545)	101,993	(65,691)
Fair value of derivatives	—	835	—

Net cash provided by operating activities	173,750	114,818	113,010

Cash flows from investing activities:
Additions to property and equipment	(275,590)	(414,452)	(314,766)
Acquisitions and asset purchases	—	—	(576,110)
Proceeds from sales of property	88,780	3,070	5,051

Net cash used in investing activities	(186,810)	(411,382)	(885,825)

Cash flows from financing activities:
Proceeds from borrowings	1,743,580	1,189,500	1,708,500
Payments on borrowings	(1,702,992)	(953,512)	(1,244,021)
Proceeds from capital lease obligations	28,010	3,553	—
Payments on capital lease obligations	(4,101)	—	—
Increase (decrease) in drafts payable	(7,417)	(19,017)	18,094
Debt refinancing costs	(4,903)	(892)	(5,646)
Conversion of restricted units, net of units withheld for taxes	(1,536)	(329)	—
Distributions to non-controlling interest	(725)	—	(375)
Distribution to partners	(138,402)	(86,525)	(76,238)
Proceeds from exercise of unit options	850	1,598	3,328
Net proceeds from common unit offerings	99,888	57,550	—
Issuance of subordinated units	—	99,942	359,319
Contribution from partners	2,193	4,014	9,273
Contributions from non-controlling interest	109	—	—

Net cash provided by financing activities	14,554	295,882	772,234

Net increase (decrease) in cash and cash equivalents	1,494	(682)	(581)
Cash and cash equivalents, beginning of period	142	824	1,405

Cash and cash equivalents, end of period	$1,636	$142	$824

Cash paid for interest	$76,291	$79,648	$46,794
Cash paid (refund) for income taxes	$1,371	$38	$(847)

See accompanying notes to consolidated financial statements.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements
 December 31, 2008 and 2007

(1)	Organization and Summary of Significant Agreements

(a)	Description of Business

Crosstex Energy, L.P., a Delaware limited partnership formed on July 12, 2002, is engaged in the gathering, transmission, processing and marketing of natural gas and natural gas liquids (NGLs). The Partnership connects the wells of natural gas producers in the geographic areas of its gathering systems in order to gather for a fee or purchase the gas production, processes natural gas for the removal of NGLs, transports natural gas and NGLs and ultimately provides natural gas and NGLs to a variety of markets. In addition, the Partnership purchases natural gas and NGLs from producers not connected to its gathering systems for resale and markets natural gas and NGLs on behalf of producers for a fee.

(b)	Partnership Ownership

Crosstex Energy GP, L.P., the general partner of the Partnership, is an indirect wholly-owned subsidiary of Crosstex Energy, Inc. (CEI). As of December 31, 2008, CEI owns 16,414,830 common units in the Partnership through its wholly-owned subsidiaries. As of December 31, 2008, CEI owned 34.0% of the limited partner interests in the Partnership and officers and directors owned 1.02% of the limited partnership interests. The remaining units are held by the public.

(c)	Basis of Presentation

The accompanying consolidated financial statements include the assets, liabilities, and results of operations of the Partnership and its wholly-owned subsidiaries. The Partnership proportionately consolidates its undivided 59.27% interest in a gas processing plant acquired by the Partnership in November 2005 (23.85%) and May 2006 (35.42%). In January 2004, the Partnership adopted FASB ASC 810-10-05-8 and began consolidating its joint venture interest in Crosstex DC Gathering, J.V. (CDC) as discussed more fully in Note 5. The consolidated operations are hereafter referred to herein collectively as the “Partnership.” All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the consolidated financial statements for the prior years to conform to the current presentation.

(2)	Significant Accounting Policies

(a)	Management’s Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

(b)	Cash and Cash Equivalents

The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(c)	Natural Gas and Natural Gas Liquids Inventory

The Partnership’s inventories of products consist of natural gas and NGLs. The Partnership reports these assets at the lower of cost or market.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(d)	Property, Plant, and Equipment

Property, plant and equipment consist of intrastate gas transmission systems, gas gathering systems, industrial supply pipelines, NGL pipelines, natural gas processing plants and NGL fractionation plants.

Other property and equipment is primarily comprised of computer software and equipment, furniture, fixtures, leasehold improvements and office equipment. Property, plant and equipment are recorded at cost. Gas required to maintain pipeline minimum pressures is capitalized and classified as property, plant and equipment. Repairs and maintenance are charged against income when incurred. Renewals and betterments, which extend the useful life of the properties, are capitalized. Interest costs are capitalized to property, plant and equipment during the period the assets are undergoing preparation for intended use. Interest costs totaling $2.7 million, $4.8 million, and $5.4 million were capitalized for the years ended December 31, 2008, 2007 and 2006, respectively.

Depreciation is provided using the straight-line method based on the estimated useful life of each asset, as follows:

Useful Lives

Transmission assets	15-30 years
Gathering systems	7-15 years
Gas processing plants	15 years
Other property and equipment	3-10 years

Depreciation expense of $76.1 million, $57.0 million and $43.2 million was recorded for the years ended December 31, 2008, 2007 and 2006, respectively.

Financial Accounting Standards Board Accounting Standards Codification (ASC) 360-10-05-4 requires long-lived assets to be reviewed whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. In order to determine whether an impairment has occurred, the Partnership compares the net book value of the asset to the undiscounted expected future net cash flows. If an impairment has occurred, the amount of such impairment is determined based on the expected future net cash flows discounted using a rate commensurate with the risk associated with the asset.

When determining whether impairment of one of our long-lived assets has occurred, the Partnership must estimate the undiscounted cash flows attributable to the asset. The Partnership’s estimate of cash flows is based on assumptions regarding the purchase and resale margins on natural gas, volume of gas available to the asset, markets available to the asset, operating expenses, and future natural gas prices and NGL product prices. The amount of availability of gas to an asset is sometimes based on assumptions regarding future drilling activity, which may be dependent in part on natural gas prices. Projections of gas volumes and future commodity prices are inherently subjective and contingent upon a number of variable factors. Any significant variance in any of the above assumptions or factors could materially affect our cash flows, which could require us to record an impairment of an asset.

The Partnership recorded impairments to long-lived assets of $24.6 million during the year ending December 31, 2008. See Note 3(c) for further details on the long-lived assets impaired. No impairments were incurred during the years ended December 31, 2007 and 2006.

FASB ASC 360-10-05-4 also requires long-lived assets being held for sale or disposed of to be presented in the financial statements separately. During the third quarter of 2008 the Partnership held for sale its undivided 12.4% interest in the Seminole gas processing plant. The sale was finalized on November 17, 2008. All operating results for the Seminole plant are recorded in discontinued operating income and the gain on the disposition of the plant is recorded in gain on sale of discontinued operations. See Note 3(d) for further

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

information on discontinued operations related to the Seminole plant. Details related to other discontinued operations and assets and liabilities held for sale are disclosed in Note 3(d).

(e)	Goodwill and Intangibles

The Partnership had approximately $4.9 million of goodwill at December 31, 2007. Goodwill created in the formation of the Partnership of $4.9 million net book value associated with the Midstream assets was impaired during the year ending December 31, 2008. See Note 4 for further details on the impairment of goodwill on the Midstream assets.

Intangible assets consist of customer relationships and the value of the dedicated and non-dedicated acreage attributable to pipeline, gathering and processing systems. The Chief acquisition, as discussed in Note 3(a), included $395.6 million of such intangibles, including the Devon Energy Corporation (Devon) gas gathering agreement. Intangible assets other than the intangibles associated with the Chief acquisition are amortized on a straight-line basis over the expected period of benefits of the customer relationships, which range from three to 15 years. The intangible assets associated with the Chief acquisition are being amortized using the units of throughput method of amortization. The weighted average amortization period for intangible assets is 17.7 years. Amortization of intangibles was approximately $31.4 million, $26.4 million and $13.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table summarizes the Company’s estimated aggregate amortization expense for the next five years (in thousands):

2009	$38,334
2010	38,881
2011	43,423
2012	46,199
2013	47,391
Thereafter	357,308

Total	$571,536

(f)	Other Assets

Unamortized debt issuance costs totaling $11.7 million and $9.6 million as of December 31, 2008 and 2007, respectively, are included in other assets, net. Debt issuance costs are amortized into interest expense using the effective-interest method over the term of the debt for the senior secured notes. Debt issuance costs are amortized using the straight-line method over the term of the debt for the bank credit facility because borrowings under the bank credit facility cannot be forecasted for an effective-interest computation.

(g)	Gas Imbalance Accounting

Quantities of natural gas and NGLs over-delivered or under-delivered related to imbalance agreements are recorded monthly as receivables or payables using weighted average prices at the time of the imbalance. These imbalances are typically settled with deliveries of natural gas or NGLs. The Partnership had imbalance payables of $7.1 million and $9.4 million at December 31, 2008 and 2007, respectively, which approximate the fair value of these imbalances. The Partnership had imbalance receivables of $3.9 million at December 31, 2008 and 2007, which are carried at the lower of cost or market value.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(h)	Asset Retirement Obligations

FASB ASC 410-20-25-16 was issued March 2005 which became effective at December 31, 2005. FASB ASC 410-20-25-16 clarifies that the term “conditional asset retirement obligation” as used in FASB ASC 410-20 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Since the obligation to perform the asset retirement activity is unconditional, FASB ASC 410-20-25-16 provides that a liability for the fair value of a conditional asset retirement activity should be recognized if that fair value can be reasonably estimated, even though uncertainty exists about the timing and/or method of settlement. FASB ASC 410-20-25-16 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation under FASB ASC 410-20. The Partnership did not provide any asset retirement obligations as of December 31, 2008 or 2007 because it does not have sufficient information as set forth in FASB ASC 410-20-25-16 to reasonably estimate such obligations and the Partnership has no current intention of discontinuing use of any significant assets.

(i)	Revenue Recognition

The Partnership recognizes revenue for sales or services at the time the natural gas, or NGLs are delivered or at the time the service is performed. The Partnership generally accrues one to two months of sales and the related gas purchases and reverses these accruals when the sales and purchases are actually invoiced and recorded in the subsequent months. Actual results could differ from the accrual estimates. The Partnership’s purchase and sale arrangements are generally reported in revenues and costs on a gross basis in the statements of operations in accordance with FASB ASC 605-45-45-1. Except for fee based arrangements and the Partnership’s energy trading activities related to its “off-system” gas marketing operations discussed in Note 2(k), the Partnership acts as the principal in these purchase and sale transactions, has the risk and reward of ownership as evidenced by title transfer, schedules the transportation and assumes credit risk.

The Partnership accounts for taxes collected from customers attributable to revenue transactions and remitted to government authorities on a net basis (excluded from revenues).

(j)	Derivatives

The Partnership uses derivatives to hedge against changes in cash flows related to product price and interest rate risks, as opposed to their use for trading purposes. FASB ASC 815 requires that all derivatives be recorded on the balance sheet at fair value. We generally determine the fair value of futures contracts and swap contracts based on the difference between the derivative’s fixed contract price and the underlying market price at the determination date. The asset or liability related to the derivative instruments is recorded on the balance sheet in fair value of derivative assets or liabilities.

Realized and unrealized gains and losses on derivatives that are not designated as hedges, as well as the ineffective portion of hedge derivatives, are recorded as gain or loss on derivatives in the consolidated statement of operations. Unrealized gains and losses on effective cash flow hedge derivatives are recorded as a component of accumulated other comprehensive income. When the hedged transaction occurs, the realized gain or loss on the hedge derivative is transferred from accumulated other comprehensive income to earnings. Realized gains and losses on commodity hedge derivatives are recognized in revenues, and realized gains and losses on interest hedge derivatives are recorded as adjustments to interest expense. Settlements of derivatives are included in cash flows from operating activities.

(k)	Energy Trading Activities

The Partnership conducts “off-system” gas marketing operations as a service to producers on systems that the Partnership does not own. The Partnership refers to these activities as its energy trading activities. In

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

some cases, the Partnership earns an agency fee from the producer for arranging the marketing of the producer’s natural gas or NGLs. In other cases, the Partnership purchases the natural gas or NGLs from the producer and enters into a sales contract with another party to sell the natural gas or NGLs. The revenue and cost of sales for energy trading activities are shown net in the consolidated statement of operations.

The Partnership manages its price risk related to future physical purchase or sale commitments for its energy trading activities by entering into either corresponding physical delivery contracts or financial instruments with an objective to balance the Partnership’s future commitments and significantly reduce its risk to the movement in natural gas and NGL prices. However, the Partnership is subject to counter-party risk for both the physical and financial contracts. The Partnership’s energy trading contracts qualify as derivatives, and accordingly, the Partnership continues to use mark-to-market accounting for both physical and financial contracts of its energy trading activities. Accordingly, any gain or loss associated with changes in the fair value of derivatives and physical delivery contracts relating to the Partnership’s energy trading activities are recognized in earnings as gain or loss on derivatives immediately.

Net margins earned on settled contracts from the Partnership’s energy trading activities included in profit on energy trading activities in the consolidated statement of operations were $3.4 million, $4.1 million and $2.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Energy trading contract volumes that were physically settled were as follows (in MMBtus):

	Years Ended December 31,
	2008	2007	2006

Volumes purchased and sold	31,003,000	34,432,000	50,563,000

(l)	Comprehensive Income (Loss)

Comprehensive income includes net income (loss) and other comprehensive income, which includes, but is not limited to, unrealized gains and losses on marketable securities, foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on derivative financial instruments.

Pursuant to FASB ASC 815, the Partnership records deferred hedge gains and losses on its derivative financial instruments that qualify as cash flow hedges as other comprehensive income.

(m)	Legal Costs Expected to be Incurred in Connection with a Loss Contingency

Legal costs incurred in connection with a loss contingency are expensed as incurred.

(n)	Concentrations of Credit Risk

Financial instruments, which potentially subject the Partnership to concentrations of credit risk, consist primarily of trade accounts receivable and derivative financial instruments. Management believes the risk is limited since the Partnership’s customers represent a broad and diverse group of energy marketers and end users. In addition, the Partnership continually monitors and reviews credit exposure to its marketing counter-parties and letters of credit or other appropriate security are obtained as considered necessary to limit the risk of loss. The Partnership records reserves for uncollectible accounts on a specific identification basis since there is not a large volume of late paying customers. The Partnership had a reserve for uncollectible receivables as of December 31, 2008, 2007 and 2006 of $3.7 million, $1.0 million and $0.6 million, respectively. The increase in reserve in 2008 primarily relates to SemStream, L.P. See Note 16(e) for a discussion of the bankruptcy filing of SemStream, L.P. and related subsidiaries.

During 2008, 2007 and 2006 Dow Hydrocarbons accounted for 11.0%, 11.8% and 13.4%, respectively, of the consolidated revenue of the Partnership including discontinued operations. As the Partnership

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

continues to grow and expand, the relationship between individual customer sales and consolidated total sales is expected to continue to change. While this customer represents a significant percentage of revenues, the loss of this customer would not have a material adverse impact on the Partnership’s results of operations.

(o)	Environmental Costs

Environmental expenditures are expensed or capitalized as appropriate, depending on the nature of the expenditures and their future economic benefit. Expenditures that related to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities for these expenditures are recorded on an undiscounted basis (or a discounted basis when the obligation can be settled at fixed and determinable amounts) when environmental assessments or clean-ups are probable and the costs can be reasonably estimated. For the years ended December 31, 2008, 2007 and 2006, such expenditures were not significant.

(p)	Option Plans

Effective January 1, 2006, the Partnership adopted the provisions of FASB ASC 718 which requires compensation related to all stock-based awards, including stock options, be recognized in the consolidated financial statements.

The Partnership elected to use the modified-prospective transition method for adopting ASC 718. Under the modified-prospective method, awards that are granted, modified, repurchased, or canceled after the date of adoption are measured and accounted for under ASC 718. The unvested portion of awards that were granted prior to the effective date are also accounted for in accordance with ASC 718. Under ASC 718, the Partnership is required to estimate forfeitures in determining periodic compensation cost. The cumulative effect of the adoption of ASC 718 recognized on January 1, 2006 was an increase in net income of $0.7 million due to the reduction in previously recognized compensation costs associated with the estimation of forfeitures.

The Partnership and CEI each have similar unit or share-based payment plans for employees, which are described below. Share-based compensation associated with the CEI share-based compensation plans awarded to officers and employees of the Partnership are recorded by the Partnership since CEI has no operating activities other than its interest in the Partnership. Amounts recognized in the consolidated financial statements with respect to these plans are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006

Cost of share-based compensation charged to general and administrative expense	$9,364	$10,442	$7,426
Cost of share-based compensation charged to operating expense	1,879	1,842	1,131

Total amount charged to income before cumulative effect of accounting change	$11,243	$12,284	$8,557

The fair value of each option is estimated on the date of grant using the Black Scholes option-pricing model as disclosed in Note 11 — Employee Incentive Plans.

(q)	Financial Statement Recast for Discontinued Operations and Letter of Credit Fees.

The Consolidated Statements of Operations and related earnings per unit have been revised to segregate income related to assets sold in 2009 to discontinued operations and reclassify letter of credit fees from purchased gas expense to interest expense. Discontinued operations as originally reported consisted of the financial activities

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

of the Seminole Gas Processing Plant. During 2009 the Partnership disposed of additional assets and the financial activities of these assets have now been included in discontinued operations in the recast Consolidated Statements of Operations for all periods presented (see Note 3(d)). These assets were held for sale and the final sale concluded during 2009. Additionally, letter of credit fees of $1.5 million, $1.3 million and $0.6 million for the years ended December 31, 2008, 2007, and 2006 respectively, were reclassified from purchased gas expense to interest expense in the Consolidated Statements of Operations to more clearly reflect the cost of financing.

(r)	Retrospective Application of Recently Adopted Accounting Standards.

The Partnership has recast its consolidated financial statements as of December 31, 2008, 2007 and 2006 for the adoption of FASB ASC 260-10-45-60 issued June 2008 which requires unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents to be treated as participating securities as defined in FASB ASC 260-10-20 and for the adoption of FASB ASC 810-10-65-1 issued December 2007 which requires non-controlling interests to be treated as a separate component of equity, not as a liability or other item outside of permanent equity.

In addition, FASB ASC 260-10-55-102 addresses the consensus reached by the Task Force that incentive distribution rights (IDRs) in a typical master limited partnership are participating securities under FASB ASC 260, but earnings in excess of the partnership’s “available cash” should not be allocated to the IDR holders for purposes of calculating earnings-per-share using the two-class method when “available cash” represents a specified threshold that limits participation. The consensus only applies when payments to IDR holders are accounted for as equity distributions. The consensus is effective for fiscal years beginning after December 15, 2008 and applied retrospectively to all periods presented. Under our partnership agreement, “available cash” is a specified threshold that limits participation for IDR holders. Therefore earnings in excess of our “available cash” during the periods presented were not allocated to IDR holders.

(s)	Recent Accounting Pronouncements

As a result of the recent credit crisis, FASB ASC 820-10-35-15A was issued October 2008 and clarifies the application of FASB ASC 820 in a market that is not active and provides guidance on how observable market information in a market that is not active should be considered when measuring fair value, as well as how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. FASB ASC 820-10-35-15A is effective upon issuance, for companies that have adopted FASB ASC 820. The Partnership has evaluated FASB ASC 820-10-35-15A and determined that this standard has no impact on its results of operations, cash flows or financial position for this reporting period.

FASB ASC 260-10-45-60 was issued June 2008 and requires unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents to be treated as participating securities as defined in FASB ASC 260-10-20 and, therefore, included in the earnings allocation in computing earnings per share under the two-class method described in FASB ASC 260. FASB ASC 260-10-45-60 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years. Upon adoption, the Partnership will consider restricted shares with nonforfeitable dividend rights in the calculation of earnings per share and will adjust all prior reporting periods retrospectively to conform to the requirements, although the impact should not be material.

FASB ASC 825-10-05-5 was issued February 2007 and permits entities to choose to measure many financial assets and financial liabilities at fair value. Changes in the fair value on items for which the fair value option has been elected are recognized in earnings each reporting period. FASB ASC 825-10-05-5 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurement attributes elected for similar types of assets and liabilities. FASB ASC 825-10-05-5 was adopted effective January 1, 2008 and did not have a material impact on our financial statements.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

FASB ASC 805 and FASB ASC 810-10-65-1 were issued December 2007. FASB ASC 805 requires most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value.” The Statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under FASB ASC 805 all business combinations will be accounted for by applying the acquisition method. FASB ASC 805 is effective for periods beginning on or after December 15, 2008. FASB ASC 810-10-65-1 will require noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for noncontrolling interests and transactions with noncontrolling interest holders in consolidated financial statements. FASB ASC 810-10-65-1 is effective for periods beginning on or after December 15, 2008 and will be applied prospectively to all noncontrolling interests, including any that arose before the effective date, except that comparative period information must be recast to classify noncontrolling interests in equity, attribute net income and other comprehensive income to noncontrolling interests and provide other disclosures required by FASB ASC 810-10-65-1.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America. SFAS No. 162 is effective for fiscal years beginning after November 15, 2008. The Partnership is currently evaluating the potential impact, if any, of the adoption of SFAS No. 162 on our consolidated financial statements.

FASB ASC 815-10-65-1 was issued March 2008 and requires entities to provide greater transparency about how and why the entity uses derivative instruments, how the instruments and related hedged items are accounted for under FASB ASC 815 and how the instruments and related hedged items affect the financial position, results of operations and cash flows of the entity. FASB ASC 815-10-65-1 is effective for fiscal years beginning after November 15, 2008. The principal impact to the Partnership will be to require expanded disclosure regarding derivative instruments.

(3)	Significant Asset Acquisitions, Impairments, and Dispositions, Including Discontinued Operations

(a)	Acquisitions

On June 29, 2006, the Partnership expanded its operations in the north Texas area through the acquisition of the natural gas gathering pipeline systems and related facilities of Chief Holdings, LLC or Chief in the Barnett Shale for $475.3 million. The acquired systems, which we refer to in conjunction with the NTP and other facilities in the area as the north Texas assets, included gathering pipeline, a 125 MMcf/d carbon dioxide treating plant and compression facilities with 26,000 horsepower.

The Partnership financed the Chief acquisition with borrowings of approximately $105.0 million under its bank credit facility, net proceeds of approximately $368.3 million from the private placement of senior subordinated series C units, including approximately $9.0 million of equity contributions from Crosstex Energy GP, L.P., the general partner of the Partnership and an indirect subsidiary of CEI, and $6.0 million of cash.

Simultaneously with the Chief acquisition, the Partnership entered into a gas gathering agreement with Devon Energy Corporation (Devon) whereby the Partnership has agreed to gather, and Devon has agreed to dedicate and deliver, the future production on acreage that Devon acquired from Chief (approximately 160,000 net acres). Under the agreement, Devon has committed to deliver all of the production from the dedicated acreage into the gathering system, including production from current wells and wells that it drills in the future. The Partnership will expand the gathering system to reach the new wells as they are drilled. The

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

agreement has a 15-year term and provides for fixed gathering fees over the term. In addition to the Devon agreement, approximately 60,000 additional net acres were dedicated to the NTG Assets under agreements with other producers.

(b)	Dispositions

In November 2008, the Partnership sold a contract right for firm transportation capacity on a third party pipeline to an unaffiliated third party for $20.0 million. The entire amount of such proceeds is reflected in other income in the consolidated statement of operations.

(c)	Long-Lived Asset Impairments

Impairments of $24.6 million were recorded in the year ended December 31, 2008 related to long-lived assets. The impairments are comprised of:

•	$17.8 million related to the Blue Water gas processing plant located in south Louisiana — The impairment on the Partnership’s 59.27% interest in the Blue Water gas processing plant was recognized because the pipeline company which owns the offshore Blue Water system and supplies gas to the Partnership’s Blue Water plant reversed the flow of the gas on its pipeline in early January 2009 thereby removing access to all the gas processed at the Blue Water plant from the Blue Water offshore system. At this time, the Partnership has not found an alternative source of new gas for the Blue Water plant so the plant ceased operations in January 2009. An impairment of $17.8 million was recognized for the carrying amount of the plant in excess of the estimated fair value of the plant as of December 31, 2008. The fair value of the Blue Water plant was determined by using the market and cost approach for valuing the plant. The income approach was not considered because the plant is not in operation.

•	$4.1 million related to leasehold improvements — The Partnership had planned to relocate its corporate office during 2008 to a larger office facility. The Partnership had leased office space and was close to completing the renovation of this office space when the global economic decline began impacting its operations in October 2008. On December 31, 2008, the decision was made to cancel the new office lease and not relocate the corporate offices from its existing office location. The impairment relates to the leasehold improvements on the office space for the cancelled lease.

•	$2.6 million related to the Arkoma gathering system — The impairment on the Arkoma gathering system was recognized because the Partnership sold this asset in February 2009 for approximately $11.0 million and the carrying amount of the asset exceeded the sale price by approximately $2.6 million.

(d)	Discontinued Operations

As part of the Partnership’s strategy to increase liquidity in response to the tightening financial markets, the Partnership began marketing a non-strategic asset for sale in late September 2008. In early October 2008, the Partnership entered into an agreement to sell its undivided 12.4% interest in the Seminole gas processing plant to a third party for $85.0 million. The transaction was completed on November 17, 2008. This asset was previously presented in the Partnership’s Treating segment. The consolidated balance sheets at December 31, 2008 and 2007 do not reflect the asset held for sale due to the fact that the decision to dispose of the asset occurred after December 31, 2007, and the sale was completed prior to December 31, 2008.

During 2009, the Partnership sold certain non-strategic assets and used the proceeds from such sales to reduce long-term indebtedness.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

The Partnership sold its Midstream assets in Alabama, Mississippi and south Texas for net proceeds of $218.4 million (after final purchase price adjustments) in August 2009. Sales proceeds, net of transaction costs and other obligations associated with the sale, of $212.0 million were used to repay long-term indebtedness and the Partnership recognized a gain on sale of $97.2 million. On October 1, 2009, the Partnership sold its Treating assets for net proceeds of $265.4 million (after final purchase price adjustments). Sales proceeds, net of transaction costs and other obligations associated with the sale, of $258.1 million were used to repay long-term indebtedness and the Partnership recognized a gain on sale of $86.3 million.

The revenues, operating expenses, general and administrative expenses associated directly with the sold assets, depreciation and amortization expense, allocated Texas margin tax and an allocated interest expense related to the operations of the sold assets have been segregated from continuing operations and reported as discontinued operations for all periods. No corporate office general and administrative expenses have been allocated to income from discontinued operations. Following are revenues and income from discontinued operations (in thousands):

	Years Ended December 31,
	2008	2007	2006

Midstream revenues	$1,766,101	$1,411,092	$1,540,681
Treating revenues(1)	$73,492	$65,025	$63,813
Net income from discontinued operations, net of tax(1)	$74,812	$31,343	$20,714

(1)	Values include the Seminole processing plant sold in November 2008. The net income from discontinued operations includes a $1.0 million impairment loss on Treating inventory write down.

(4)	Goodwill Impairment

As of December 31, 2006 and 2007, the carrying amount of goodwill was considered recoverable. In the fourth quarter of 2008, the Partnership determined that the carrying amount of goodwill attributable to the Midstream segment was impaired because of the significant decline in its Midstream operations due to the significant declines in natural gas and NGL prices during the last half of 2008 coupled with the global economic decline. The Partnership determined the estimated fair value of the Midstream reporting unit by calculating the present value of its estimated future cash flows. The Partnership determined the implied fair value of goodwill associated with the Midstream reporting unit by subtracting the estimated fair value of the tangible assets and intangible assets associated with the Midstream reporting unit from the estimated fair value of the unit. The Partnership recognized an impairment loss of $4.9 million in the Midstream segment for the year ended December 31, 2008.

(5)	Investment in Limited Partnerships and Note Receivable

The Partnership owns a majority interest in Crosstex Denton County Joint Venture (CDC) and consolidates its investment in CDC pursuant to FASB ASC 810-10-05-8. The Partnership manages the business affairs of CDC. The other joint venture partner (the CDC partner) is an unrelated third party who owns and operates a natural gas field located in Denton County, Texas.

In connection with the formation of CDC, the Partnership agreed to loan the CDC partner up to $1.5 million for its initial capital contribution. The loan bears interest at an annual rate of prime plus 2%. CDC makes payments directly to the Partnership attributable to CDC partner’s share of distributable cash flow to repay the loan. The balance remaining on the note of $0.4 million is included in current notes receivable as of December 31, 2008.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(6)	Long-Term Debt

As of December 31, 2008 and 2007, long-term debt consisted of the following (in thousands):

	2008	2007

Bank credit facility, interest based on Prime or LIBOR plus an applicable margin, interest rates at December 31, 2008 and 2007 were 6.33% and 6.71%, respectively	$784,000	$734,000
Senior secured notes, weighted average interest rates at December 31, 2008 and 2007 of 8.0% and 6.75%, respectively	479,706	489,118

	1,263,706	1,223,118
Less current portion	(9,412)	(9,412)

Debt classified as long-term	$1,254,294	$1,213,706

Credit Facility.  In September 2007, the Partnership increased borrowing capacity under the bank credit facility to $1.185 billion. The bank credit facility matures in June 2011. As of December 31, 2008, $850.4 million was outstanding under the bank credit facility, including $66.4 million of letters of credit, leaving approximately $334.6 million available for future borrowing.

Obligations under the bank credit facility are secured by first priority liens on all of the Partnership’s material pipeline, gas gathering and processing assets, all material working capital assets and a pledge of all of the Partnership’s equity interests in substantially all of its subsidiaries, and rank pari passu in right of payment with the senior secured notes. The bank credit facility is guaranteed by the Partnership’s material subsidiaries. The Partnership may prepay all loans under the credit facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.

On November 7, 2008, the Partnership entered into the Fifth Amendment and Consent (the “Fifth Amendment”) to its credit facility with Bank of America, N.A., as administrative agent, and the banks and other parties thereto (the “Bank Lending Group”). The Fifth Amendment amended the agreement governing its credit facility to, among other things, (i) increase the maximum permitted leverage ratio it must maintain for the fiscal quarters ending December 31, 2008 through September 30, 2009, (ii) lower the minimum interest coverage ratio it must maintain for the fiscal quarter ending December 31, 2008 and each fiscal quarter thereafter, (iii) permit it to sell certain assets, (iv) increase the interest rate it pays on the obligations under the credit facility and (v) lower the maximum permitted leverage ratio it must maintain if the Partnership or its subsidiaries incur unsecured note indebtedness.

Due to the continued decline in commodity prices and the deterioration in the processing margins, the Partnership determined that there was a significant risk that the amended terms negotiated in November 2008 would not be sufficient to allow it to operate during 2009 without triggering a covenant default under our bank facility and the senior secured note agreement. On February 27, 2009, the Partnership entered into the Sixth Amendment to the Fourth Amended and Restated Credit Agreement and Consent (the “Sixth Amendment”) to its credit facility with Bank Lending Group. Under the Sixth Amendment, borrowings will bear interest at its option at the administrative agent’s reference rate plus an applicable margin or London Interbank Offering Rate (LIBOR) plus an applicable margin. The applicable margins for the Partnership’s interest rate and letter of credit fees vary quarterly based on the Partnership’s leverage ratio as defined by the credit facility (the “Leverage Ratio” generally being computed as total funded debt to consolidated earnings

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

before interest, taxes, depreciation, amortization and certain other non-cash charges) and are as follows beginning February 27, 2009:

	Bank Reference	LIBOR Rate	Letter of	Commitment
Leverage Ratio	Rate Advances(a)	Advances(b)	Credit Fees(c)	Fees(d)

Greater than or equal to 5.00 to 1.00	3.00%	4.00%	4.00%	0.50%
Greater than or equal to 4.25 to 1.00 and less than 5.00 to 1.00	2.50%	3.50%	3.50%	0.50%
Greater than or equal to 3.75 to 1.00 and less than 4.25 to 1.00	2.25%	3.25%	3.25%	0.50%
Less than 3.75 to 1.00	1.75%	2.75%	2.75%	0.50%

(a)	The applicable margins for the bank reference rate advances ranged from 0% to 0.25% under the bank credit facility prior to the Fifth and Sixth Amendments. The applicable margin for the bank reference rate advances was paid at the maximum rate of 2.00% under the Fifth Amendment from the November 7, 2008 until February 27, 2009.

(b)	The applicable margins for the LIBOR rate advances ranged from 1.00% to 1.75% under the bank credit facility prior to the Fifth and Sixth Amendments. The applicable margin for the bank reference rate advances was paid at the maximum rate of 3.00% under the Fifth Amendment from the November 7, 2008 until February 27, 2009.

(c)	The letter of credit fees ranged from 1.00% to 1.75% per annum plus a fronting fee of 0.125% per annum under the bank credit facility prior to the Fifth and Sixth Amendments. The letter of credit fees were paid at the maximum rate of 3.00% per annum in addition to the fronting fee under the Fifth Amendment from the November 7, 2008 until February 27, 2009.

(d)	The commitment fees ranged from 0.20% to 0.375% per annum on the unused amount of the credit facility under the bank credit facility prior to the Fifth and Sixth Amendments. The commitment fees were paid at the maximum rate of 0.50% per annum under the Fifth Amendment from the November 7, 2008 until February 27, 2009.

The Sixth Amendment also sets a floor for the LIBOR interest rate of 2.75% per annum, which means, effective as of February 27, 2009, borrowings under the bank credit facility accrue interest at the rate of 6.75% based on the LIBOR rate in effect on such date and our current leverage ratio. Based on the Partnership’s forecasted leverage ratios for 2009, it expects the applicable margins to be at the high end of these ranges for its interest rate and letter of credit fees.

Pursuant to the Sixth Amendment, the Partnership must pay a leverage fee if it does not prepay debt and permanently reduce the banks’ commitments by the cumulative amounts of $100.0 million on September 30, 2009, $200.0 million on December 31, 2009 and $300.0 million on March 31, 2010. If it fails to meet any de-leveraging target, it must pay a leverage fee on such date, equal to the product of the aggregate commitments outstanding under its bank credit facility and the outstanding amount of senior secured note agreement on such date, and 1.0% on September 30, 2009, 1.0% on December 31, 2009 and 2.0% on March 31, 2010. This leverage fee will accrue on the applicable date, but not be payable until the Partnership refinances its bank credit facility.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

Under the Sixth Amendment, the maximum Leverage Ratio (measured quarterly on a rolling four-quarter basis) is as follows:

•	7.25 to 1.00 for the fiscal quarter ending March 31, 2009;

•	8.25 to 1.00 for the fiscal quarters ending June 30, 2009 and September 30, 2009;

•	8.50 to 1.00 for the fiscal quarter ending December 31, 2009;

•	8.00 to 1.00 for the fiscal quarter ending March 31, 2010;

•	6.65 to 1.00 for the fiscal quarter ending June 30, 2010;

•	5.25 to 1.00 for the fiscal quarter ending September 30, 2010;

•	5.00 to 1.00 for the fiscal quarter ending December 31, 2010;

•	4.50 to 1.00 for any fiscal quarters ending March 31, 2011 through March 31, 2012; and

•	4.25 to 1.00 for any fiscal quarters ending June 30, 2012 and thereafter.

The minimum cash interest coverage ratio (as defined in the agreement, measured quarterly on a rolling four-quarter basis) is as follows under the Sixth Amendment:

•	1.75 to 1.00 for the fiscal quarters ending March 31, 2009;

•	1.50 to 1.00 for the fiscal quarter ending June 30, 2009;

•	1.30 to 1.00 for the fiscal quarter ending September 30, 2009;

•	1.15 to 1.00 for the fiscal quarter ending December 31, 2009;

•	1.25 to 1.00 for the fiscal quarter ending March 31, 2010;

•	1.50 to 1.00 for the fiscal quarter ending June 30, 2010;

•	1.75 to 1.00 for any fiscal quarter ending September 30, 2010 and December 31, 2010; and

•	2.50 to 1.00 for any fiscal quarter ending March 31, 2011 and thereafter.

Under the Sixth Amendment, no quarterly distributions may be paid to partners unless the PIK notes have been repaid and the Leverage Ratio is less than 4.25 to 1.00. If the Leverage Ratio is between 4.00 to 1.00 and 4.25 to 1.00, the Partnership may make the minimum quarterly distribution of up to $0.25 per unit if the PIK notes have been repaid. If the Leverage Ratio is less than 4.00 to 1.00, the Partnership may make quarterly distributions to partners from available cash as provided by its partnership agreement if the PIK notes have been repaid. The PIK notes are due six months after the earlier of the refinancing or maturity of its bank credit facility. Based on its forecasted leverage ratios for 2009 and its near term ability to refinance its bank credit facility, the Partnership does not anticipate making quarterly distributions during 2009 other than the distribution paid in February 2009 related to fourth quarter 2008 operating results. The Partnership will not be able to make distributions to its unitholders in future periods if its leverage ratio does not improve.

The Sixth Amendment also limits the Partnership’s annual capital expenditures (excluding maintenance capital expenditures) to $120.0 million in 2009 and $75.0 million in 2010 and each year thereafter (with unused amounts in any year being carried forward to the next year). It is unlikely that the Partnership will be able to make any acquisitions based on the terms of our credit facility and the current condition of the capital markets because it may only use a portion of the proceeds from the incurrence of unsecured debt and the issuance of equity to make such acquisitions.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

The Sixth Amendment also eliminated the accordion in the Partnership’s bank credit facility, which previously had permitted it to increase commitments thereunder by certain amounts if any bank was willing to undertake such commitment increase.

The Sixth Amendment also revised the terms for mandatory repayment of outstanding indebtedness from asset sales and proceeds from incurrence of unsecured debt and equity issuances. Proceeds from debt issuances and from equity issuances not required to prepay indebtedness are considered to be “Excess Proceeds” under the amended bank credit agreement. The Partnership may retain all Excess Proceeds. The following table sets forth the amended prepayment terms:

	% of Net Proceeds	% of Net Proceeds	% of Net Proceeds
	from Asset Sales	from Debt Issuances	from Equity Issuance
	Required for	Required for	Required for
Leverage Ratio*	Prepayment	Prepayment	Prepayment

Greater than or equal to 4.50	100%	100%	50%
Greater or equal to 3.50 and Less than 4.50	100%	50%	25%
Less than 3.50	100%	0%	0%

*	The Leverage Ratio is to be adjusted to give effect to proceeds from debt or equity issuance and the use of such proceeds for each proportional level of Leverage Ratio.

The prepayments are to be applied pro rata based on total debt (including letter of credit obligations) outstanding under the bank credit agreement and the total debt outstanding under the note agreement described below. Any prepayments of advances on the bank credit facility from proceeds from asset sales, debt or equity issuances will permanently reduce the borrowing capacity or commitment under the facility in an amount equal to 100% of the amount of the prepayment. Any such commitment reduction will not reduce the banks’ $300.0 million commitment to issue letters of credit.

In addition, the bank credit facility contains various covenants that, among other restrictions, limit the Partnership’s ability to:

•	incur indebtedness;

•	grant or assume liens;

•	make certain investments;

•	sell, transfer, assign or convey assets, or engage in certain mergers or acquisitions;

•	change the nature of our business;

•	enter into certain commodity contracts;

•	make certain amendments to its or the operating partnership’s partnership agreement; and

•	engage in transactions with affiliates.

Each of the following will be an event of default under the bank credit facility:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to observe any agreement, obligation, or covenant in the credit agreement, subject to cure periods for certain failures;

•	certain judgments against us or any of its subsidiaries, in excess of certain allowances;

•	certain ERISA events involving the Partnership or its subsidiaries;

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

•	bankruptcy or other insolvency events;

•	a change in control (as defined in the credit agreement); and

•	the failure of any representation or warranty to be materially true and correct when made.

If an event of default relating to bankruptcy or other insolvency events occurs, all indebtedness under our bank credit facility will immediately become due and payable. If any other event of default exists under the bank credit facility, the lenders may accelerate the maturity of the obligations outstanding under the bank credit facility and exercise other rights and remedies.

The Partnership is subject to interest rate risk on its credit facility and has entered into interest rate swaps to reduce this risk. See Note 13 to the financial statements for a discussion of interest rate swaps.

Senior Secured Notes.  The Partnership entered into a master shelf agreement with an institutional lender in 2003 that was amended in subsequent years to increase availability under the agreement, pursuant to which it issued the following senior secured notes (dollars in thousands):

Month Issued	Amount	Interest Rate(1)	Maturity	Principal Payment Terms

June 2003(2)	$30,000	9.45%	7 years	Quarterly payments of $1,765 from June 2006-June 2010
July 2003(2)	10,000	9.38%	7 years	Quarterly payments of $588 from July 2006-July 2010
June 2004	75,000	9.46%	10 years	Annual payments of $15,000 from July 2010-July 2014
November 2005	85,000	8.73%	10 years	Annual payments of $17,000 from November 2010-December 2014
March 2006	60,000	8.82%	10 years	Annual payments of $12,000 from March 2012-March 2016
July 2006	245,000	8.46%	10 years	Annual payments of $49,000 from July 2012-July 2016

Total Issued	505,000
Principal repaid	(25,294)

Balance as of December 31, 2008	$479,706

(1)	Interest rates have been adjusted to give effect to the 2% interest rate increase under the February 27, 2009 amendment described below.

(2)	Principal repayments were $19.4 million and $5.9 million on the June 2003 and July 2003 notes, respectively.

On November 7, 2008, the Partnership amended our senior secured note agreement governing its senior secured notes to, among other things, (i) modify the maximum permitted leverage ratio and lower the minimum interest coverage ratio it must maintain consistent with the ratios under the Fifth Amendment to the bank credit facility, (ii) permit it to sell certain assets and (iii) increase the interest rate it pays on the senior secured notes. The interest rate the Partnership paid on the senior secured notes increased by 1.25% for the fourth quarter of 2008 due to this amendment.

The covenants and terms of default for the senior secured notes are substantially the same as the covenants and default terms under the Partnership’s bank credit facility, and therefore the agreements governing the senior secured notes also required amendment in 2009. On February 27, 2009, the Partnership

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

amended its senior note agreements to (i) increase the maximum permitted leverage ratio and to lower the minimum interest coverage ratio it must maintain consistent with the ratios under the Sixth Amendment to the bank credit facility, (ii) revise the mandatory prepayment terms consistent with the terms under the Sixth Amendment to the bank credit facility, (iii) increase the interest rate it pays on the senior secured notes and (iv) provide for the payment of a leverage fee consistent with the terms of bank credit facility. Commencing February 27, 2009 the interest rate the Partnership pays in cash on all of the senior secured notes will increase by 2.25% per annum for each of the fiscal quarters commencing with the quarter ending March 31, 2009 over the comparative interest rates under the senior note agreements prior to the November and February amendments. As a result of this rate increase, the weighted average interest rate on the outstanding balance on the senior secured notes is approximately 9.25% as of February 2009.

Under the amended senior secured note agreement, the senior secured notes will accrue additional interest of 1.25% per annum of the senior secured notes (the “PIK notes”) in the form of an increase in the principal amount unless our leverage ratio is less than 4.25 to 1.00 as of the end of any fiscal quarter. All PIK notes will be payable six months after the maturity of our bank credit facility, which is currently scheduled to mature in June 2011, or six months after refinancing of such indebtedness if prior to the maturity date.

Per the terms of the amended senior note agreement, commencing on the date we refinance our bank credit facility, the interest rate payable in cash on our senior secured notes will increase by 1.25% per annum for any quarter if our leverage ratio as of the most recently ended fiscal quarter was greater than or equal to 4.25 to 1.00. In addition, commencing on June 30, 2012, the interest rate payable in cash on our senior secured notes will increase by 0.50% per annum for any quarter if our leverage as of the most recently ended fiscal quarter was greater than or equal to 4.00 to 1.00, but this incremental interest will not accrue if we are paying the incremental 1.25% per annum of interest described in the preceding sentence.

These notes represent the Partnership’s senior secured obligations and will rank pari passu in right of payment with the bank credit facility. The notes are secured, on an equal and ratable basis with the Partnership’s obligations under the credit facility, by first priority liens on all of its material pipeline, gas gathering and processing assets, all material working capital assets and a pledge of all its equity interests in substantially all of its subsidiaries. The senior secured notes are guaranteed by the Partnership’s material subsidiaries.

The senior secured notes issued in 2003 are redeemable, at the Partnership’s option and subject to certain notice requirements, at a purchase price equal to 100% of the principal amount together with accrued interest, plus a make-whole amount determined in accordance with the senior secured note agreement. The senior secured notes issued 2004, 2005 and 2006 provide for a call premium of 103.5% of par beginning three years after issuance at rates declining from 103.5% to 100.0%. The notes are not callable prior to three years after issuance.

If an event of default resulting from bankruptcy or other insolvency events occurs, the senior secured notes will become immediately due and payable. If any other event of default occurs and is continuing, holders of at least 50.1% in principal amount of the outstanding notes may at any time declare all the notes then outstanding to be immediately due and payable. If an event of default relating to the nonpayment of principal, make-whole amounts or interest occurs, any holder of outstanding notes affected by such event of default may declare all the notes held by such holder to be immediately due and payable.

The senior secured note agreement relating to the notes contains substantially the same covenants and events of default as our bank credit facility.

The Partnership was in compliance with all debt covenants at December 31, 2008 and 2007 and expects to be in compliance with debt covenants for the next twelve months.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

Intercreditor and Collateral Agency Agreement.  In connection with the execution of the senior secured note agreement, the lenders under our bank credit facility and the purchasers of the senior secured notes have entered into an Intercreditor and Collateral Agency Agreement, which has been acknowledged and agreed to by the Partnership and its subsidiaries. This agreement appointed Bank of America, N.A. to act as collateral agent and authorized Bank of America to execute various security documents on behalf of the lenders under our bank credit facility and the purchasers of the senior secured notes. This agreement specifies various rights and obligations of lenders under our bank credit facility, holders of our senior secured notes and the other parties thereto in respect of the collateral securing the Partnership’s obligations under our bank credit facility and the senior secured note agreement. On February 27, 2009, the holders of the Partnership’s senior secured notes and a majority of the banks under its bank credit facility entered into an amendment to the Intercreditor and Collateral Agency Agreement, which provides that the PIK notes and certain treasury management obligations will be secured by the collateral for its bank credit facility and the senior secured notes, but only paid with proceeds of collateral after obligations under its bank credit facility and the senior secured notes are paid in full.

Maturities.  Maturities for the long-term debt as of December 31, 2008 are as follows (in thousands):

2009	$9,412
2010	20,294
2011	816,000
2012	93,000
2013	93,000
Thereafter	232,000

(7)	Other Long-Term Liabilities

The Partnership entered into 9 and 10-year capital leases for certain compressor equipment. Assets under capital leases are summarized as follows (in thousands):

	Years Ended
	December 31,
	2008	2007

Compressor equipment	$28,890	$4,011
Less: Accumulated amortization	(1,523)	(29)

Net assets under capital lease	$27,367	$3,982

The following are the minimum lease payments to be made in each of the following years indicated for the capital lease in effect as of December 31, 2008 (in thousands):

Fiscal Year

2009 through 2013	$16,150
Thereafter	16,691
Less: Interest	(5,184)

Net minimum lease payments under capital lease	27,657
Less: Current portion of net minimum lease payments	(3,189)

Long-term portion of net minimum lease payments	$24,468

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(8)	Income Taxes

The Partnership is generally not subject to income taxes, except as discussed below, because its income is taxed directly to its partners. The net tax basis in the Partnership’s assets and liabilities is less than the reported amounts on the financial statements by approximately $437.2 million as of December 31, 2008. Effective January 1, 2007, the Partnership is subject to the margin tax enacted by the state of Texas on May 1, 2006.

The LIG entities the Partnership formed to acquire the stock of LIG Pipeline Company and its subsidiaries, are treated as taxable corporations for income tax purposes. The entity structure was formed to effect the matching of the tax cost to the Partnership of a step-up in the basis of the assets to fair market value with the recognition of benefits of the step-up by the Partnership. A deferred tax liability of $8.2 million was recorded at the acquisition date. The deferred tax liability represents future taxes payable on the difference between the fair value and tax basis of the assets acquired. The Partnership, through ownership of the LIG entities, generated a net operating loss of $4.8 million during 2005 as a result of a tax loss on a property sale of which $0.9 million was carried back to 2004, $1.9 million was utilized in 2006 and substantially all of the remaining $2.0 million was utilized in 2007.

The Partnership provides for income taxes using the liability method. Accordingly, deferred taxes are recorded for the differences between the tax and book basis that will reverse in future periods (in thousands).

	2008	2007	2006

Current tax provision (benefit)	$2,197	$507	$(268)
Deferred tax provision	172	253	490

Income tax provision on continuing operations	2,369	760	222
Income tax provision on discontinued operations	396	204	—

Tax provision	$2,765	$964	$222

A reconciliation of the provision for income taxes for the taxable corporation is as follows (in thousands):

Federal income tax on taxable corporation at statutory rate (35)%	$197	$206	$206
State income taxes, net	2,568	758	16

Income tax provision	$2,765	$964	$222

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

The principal component of the Partnership’s net deferred tax liability is as follows (in thousands):

	Years Ended December 31,
	2008	2007

Deferred income tax assets:
Net operating loss carryforward — current	$41	$4
Net operating loss carryforward — long-term	—	61
Alternative minimum tax credit carryover — long-term	—	99

	$41	$164

Deferred income tax liabilities:
Property, plant, equipment, and intangible assets-current	$(501)	$(501)
Property, plant, equipment and intangible assets-long-term	(8,727)	(8,678)

	$(9,228)	$(9,179)

Net deferred tax liability	$(9,187)	$(9,015)

A net current deferred tax liability of $0.5 million is included in other current liabilities.

The Partnership adopted the provisions of FASB ASC 740-10-25-16 on January 1, 2007. A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows (in thousands):

Balance as of December 31, 2007	$—
Increases related to prior year tax positions	904
Increases related to current year tax positions	717

Balance as of December 31, 2008	$1,621

Unrecognized tax benefits of $1.6 million, if recognized, would affect the effective tax rate. We do not expect any material change in the balance of our unrecognized tax benefits over the next twelve months. In the event interest or penalties are incurred with respect to income tax matters, our policy will be to include such items in income tax expense. At December 31, 2008, tax years 2005 through 2008 remain subject to examination by the Internal Revenue Service and applicable states.

(9)	Partners’ Capital

(a)	Issuance of Common Units

On April 9, 2008, we issued 3,333,334 common units in a private offering at $30.00 per unit, which represented an approximate 7% discount from the market price. Crosstex Energy GP, L.P. made a general partner contribution of $2.0 million in connection with the issuance to maintain its 2% general partner interest.

On December 19, 2007, we issued 1,800,000 common units representing limited partner interests in the Partnership at a price of $33.28 per unit for net proceeds of $57.6 million. In addition, Crosstex Energy GP, L.P. made a general partner contribution of $1.2 million in connection with the issuance to maintain its 2% general partner interest.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(b)	Conversion of Subordinated and Senior Subordinated Series C Units

The subordination period for the Partnership’s subordinated units ended and the remaining 4,668,000 subordinated units converted into common units representing limited partner interests of the Partnership effective February 16, 2008.

On June 29, 2006, the Partnership issued an aggregate of 12,829,650 senior subordinated series C units representing limited partner interests of the Partnership in a private equity offering for net proceeds of approximately $359.3 million. The senior subordinated series C units were issued at $28.06 per unit, which represented a discount of 25% to the market value of common units on such date. CEI purchased 6,414,830 of the senior subordinated series C units. In addition, Crosstex Energy GP, L.P. made a general partner contribution of $9.0 million in connection with this issuance to maintain its 2% general partner interest. The senior subordinated series C units converted into common units representing limited partner interests of the Partnership February 16, 2008. The senior subordinated series C units were not entitled to distributions of available cash from the Partnership until conversion. See Note 9(e) below for a discussion of the impact on earnings per unit resulting from the conversion of the senior subordinated series C units.

(c)	Senior Subordinated Series D Units

On March 23, 2007, the Partnership issued an aggregate of 3,875,340 senior subordinated series D units representing limited partner interests of the Partnership in a private offering. These senior subordinated series D units will convert into common units representing limited partner interests of the Partnership on March 23, 2009. Since the Partnership did not make distribution of available cash from operating surplus, as defined in the partnership agreement, of at least $0.62 per unit on each outstanding common unit for the quarter ending December 31, 2008, then each senior subordinated series D unit will convert into 1.05 common units.

(d)	Cash Distributions

Unless restricted by the terms of our credit facility, the Partnership must make distributions of 100% of available cash, as defined in the partnership agreement, within 45 days following the end of each quarter commencing with the quarter ended on March 31, 2003. Distributions will generally be made 98% to the common and subordinated unitholders and 2% to the general partner, subject to the payment of incentive distributions.

Under the quarterly incentive distribution provisions, generally our general partner is entitled to 13% of amounts we distribute in excess of $0.25 per unit, 23% of the amounts we distribute in excess of $0.3125 per unit and 48% of amounts we distribute in excess of $0.375 per unit. Incentive distributions totaling $30.8 million, $24.8 million and $20.4 million were earned by our general partner for the years ended December 31, 2008, 2007 and 2006, respectively. The Partnership paid annual per common unit distributions of $2.36, $2.28 and $2.13 for the years ended December 31, 2008, 2007 and 2006, respectively.

The Partnership decreased its fourth quarter distribution on its common units to $0.25 per unit which was paid February 13, 2009.

See Note 6 for a description of the Partnership’s credit facilities which restrict the Partnership’s ability to make future distributions.

(e)	Earnings per unit and anti-dilutive computations

The Partnership’s common units and subordinated units participate in earnings and distributions in the same manner for all historical periods and are therefore presented as a single class of common units for earnings per unit computations. The various series of senior subordinated units are also considered common

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

securities, but because they do not participate in earnings or cash distributions during the subordination period are presented as separate classes of common equity. Each of the series of senior subordinated units were issued at a discount to the market price of the common units they are convertible into at the end of the subordination period. These discounts represent beneficial conversion features (BCFs) under FASB ASC 470-20-25-4. Under FASB ASC 470-20-25-4 and related accounting guidance, a BCF represents a non-cash distribution that is treated in the same way as a cash distribution for earnings per unit computations. Since the conversion of all the series of senior subordinated units into common units are contingent (as described with the terms of such units) until the end of the subordination periods for each series of units, the BCF associated with each series of senior subordinated units is not reflected in earnings per unit until the end of such subordination periods when the criteria for conversion are met. Following is a summary of the BCFs attributable to the senior subordinated units outstanding during 2006, 2007 and 2008 (in thousands):

		End of
		Subordination
	BCF	Period

Senior subordinated A units	$7,941	February 2006
Senior subordinated series C units	$121,112	February 2008
Senior subordinated series D units	$34,297	March 2009

FASB ASC 260-10-45-61A was issued in May 2008 with an effective date for fiscal years beginning after December 15, 2008 and interim periods within those years. This FASB ASC requires unvested share-based payments that entitle employees to receive non-forfeitable distributions to also be considered participating securities, as defined in FASB ASC 260-10-20. The Partnership was impacted by this FASB ASC and has calculated earnings attributable to unvested restricted units and adjusted earnings per unit calculations for the comparative periods to reflect implementation of this FASB ASC.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

The following table reflects the computation of basic earnings per limited partner unit for the periods presented (in thousands except per unit amounts):

	Years Ended December 31,
	2008	2007	2006

Limited partners’ interest in net income (loss)	$(15,644)	$(5,363)	$(20,647)

Distributed earnings allocated to:
Common units(1)	$95,961	$60,851	$55,827
Unvested restricted units	1,290	909	—
Senior subordinated A units(2)	—	—	7,941
Senior subordinated series C units(2)	121,112	—	—

Total distributed earnings	$218,363	$61,760	$63,768

Undistributed loss allocated to:
Common units(3)	$(230,903)	$(66,068)	$(84,415)
Unvested restricted units	(3,104)	(1,055)	—
Senior subordinated A units	—	—	—
Senior subordinated series C units	—	—	—

Total undistributed loss	$(234,007)	$(67,123)	$(84,415)
Net income (loss) allocated to:
Common units	$(134,941)	$(5,217)	$(28,588)
Unvested restricted units	(1,815)	(146)	—
Senior subordinated A units	—	—	7,941
Senior subordinated series C units	121,112	—	—

Total limited partners’ interest in net income (loss)	$(15,644)	$(5,363)	$(20,647)

Limited Partner’s interest in income from discontinued operations:
Common units(4)	$72,420	$30,234	$20,300
Unvested restricted units	896	482	—
Senior subordinated series A, C and D units	—	—	—

Total income from discontinued operations	$73,316	$30,716	$20,300

Cumulative effect of the change in accounting principle:
Common units	$—	$—	$689
Unvested restricted units	—	—	—
Senior subordinated A, C and D units	—	—	—

Total cumulative effect of the change in accounting principle	$—	$—	$689

Basic and diluted net loss per unit from continuing operations:
Basic and diluted common units	$(4.90)	$(1.33)	$(1.86)

Senior subordinated A units	$—	$—	$5.31

Senior subordinated series C units	$9.44	$—	$—

Senior subordinated series D units	$—	$—	$—

Basic and diluted net income on discontinued operations:
Basic and diluted common units	$1.71	$1.13	$0.77

Senior subordinated A, C and D units	$—	$—	$—

Basic cumulative effect of change in accounting principle per unit:
Common units	$—	$—	$0.03

Senior subordinated A, C and D units	$—	$—	$—

Total basic and diluted net income (loss) per unit:
Basic and diluted common units	$(3.19)	$(0.20)	$(1.09)

Senior subordinated A units	$—	$—	$5.31

Senior subordinated series C units	$9.44	$—	$—

Senior subordinated series D units	$—	$—	$—

footnotes on following page

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(1)	Represents distributions paid to common and subordinated unitholders.

(2)	Represents BCF recognized at end of subordination period for senior subordinated A and series C units.

(3)	All undistributed earnings and losses are allocated to common units during the subordination period.

(4)	Represents 98.0% for the limited partners’ interest in discontinued operations.

The following are the unit amounts used to compute the basic and diluted earnings per limited partner unit for the years ended December 31, 2008, 2007, and 2006 (in thousands):

	Years Ended December 31,
	2008	2007	2006

Weighted average limited partner common units outstanding	42,330	26,753	26,337
Weighted average senior subordinated A units	—	—	1,495
Weighted average senior subordinated series C units	12,830	—	—

All outstanding units were included in the computation of diluted earnings per unit and weighted based on the number of days such units were outstanding during the period presented. All common unit equivalents were antidilutive for the years ended December 31, 2008, 2007 and 2006 because the limited partners were allocated net losses in the periods.

Net income is allocated to the general partner in an amount equal to its incentive distributions as described in Note 9(d). In June 2005, the Partnership amended its partnership agreement to allocate the expenses attributable to CEI stock options and restricted stock all to the general partner to match the related general partner contribution. Therefore, the general partner’s share of net income is reduced by stock-based compensation expense attributed to CEI stock options and restricted stock. The remaining net income after incentive distributions and CEI-related stock-based compensation is allocated pro rata between the 2% general partner interest, the subordinated units and the common units. The net income allocated to the general partner is as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006

Income allocation for incentive distributions	$30,772	$24,802	$20,422
Stock-based compensation attributable to CEI’s stock options and restricted shares	(4,665)	(5,441)	(3,545)
2% general partner interest in net income (loss)	308	(109)	(421)

General partner share of net income	$26,415	$19,252	$16,456

(10)	Retirement Plans

The Partnership sponsors a single employer 401(k) plan for employees who become eligible upon the date of hire. The plan allows for contributions to be made at each compensation calculation period based on the annual discretionary contribution rate. Contributions of $3.4 million, $1.6 million and $1.1 million were made to the plan for the years ended December 31, 2008, 2007 and 2006, respectively.

(11)	Employee Incentive Plans

(a)	Long-Term Incentive Plan

The Partnership’s managing general partner has a long-term incentive plan for its employees, directors, and affiliates who perform services for the Partnership. The plan currently permits the grant of

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

awards covering an aggregate of 4,800,000 common unit options and restricted units. The plan is administered by the compensation committee of the managing general partner’s board of directors. The units issued upon exercise or vesting are newly issued units.

(b)	Restricted Units

A restricted unit is a “phantom” unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit, or in the discretion of the compensation committee, cash equivalent to the value of a common unit. In addition, the restricted units will become exercisable upon a change of control of the Partnership, its general partner or its general partner’s general partner.

The restricted units are intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive and the Partnership will receive no remuneration for the units. The restricted units include a tandem award that entitles the participant to receive cash payments equal to the cash distributions made by the Partnership with respect to its outstanding common units until the restriction period is terminated or the restricted units are forfeited. The restricted units granted in 2006, 2007 and 2008 generally cliff vest after three years of service.

The restricted units are valued at their fair value at the date of grant which is equal to the market value of common units on such date. A summary of the restricted unit activity for the year ended December 31, 2008 is provided below:

		Weighted Average
	Number of	Grant-Date
Crosstex Energy, L.P. Restricted Units:	Units	Fair Value

Non-vested, beginning of period	504,518	$34.29
Granted	432,354	29.60
Vested*	(204,033)	33.40
Forfeited	(34,273)	29.69
Reduced estimated performance units	(154,499)	31.66

Non-vested, end of period	544,067	$31.90

Aggregate intrinsic value, end of period (in thousands)	$2,378

*	Vested units include 51,214 units withheld for payroll taxes paid on behalf of employees.

The Partnership’s executive officers were granted restricted units during 2008 and 2007, the number of which may increase or decrease based on the accomplishment of certain performance targets based on the Partnership’s average growth rate (defined as the percentage increase or decrease in distributable cash flow per common unit over a three-year period). The minimum number of restricted units for all executives of 52,795 and 14,319 for 2008 and 2007, respectively, are included in the non-vested end of period units line in the table above. Target performance grants were previously included in the restricted units granted and were included in share-based compensation as it appeared probable that target thresholds would be achieved. However, during the last half of 2008, the Partnership’s assets were negatively impacted by hurricanes Gustav and Ike. During this same period, the Partnership has also been negatively impacted by the declines in natural gas and NGL prices coupled with the global economic decline and tightening of capital markets. The impact of these events was significant enough to make the achievement of target performance goals less than probable. Therefore, an expense of $0.7 million previously recorded for target performance-based restricted units has been reversed and is shown as a reduction to stock-based compensation expense and a reduction in the number of estimated performance units outstanding of 154,499 units in the year ended December 31, 2008. All performance-based

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

awards greater than the minimum performance grant levels will be subject to reevaluation and adjustment until the restricted units vest. The performance-based restricted units are included in the current share-based compensation calculations as required by FASB ASC 718 when it is deemed probable of achieving the performance criteria.

A summary of the restricted units aggregate intrinsic value (market value at vesting date) and fair value of units vested (market value at date of grant) during the years ended December 31, 2008 and 2007 are provided below (in thousands):

	Years Ended December 31,
Crosstex Energy, L.P. Restricted Units:	2008	2007

Aggregate intrinsic value of units vested	$5,907	$1,342
Fair value of units vested	$6,815	$888

As of December 31, 2008, there was $7.8 million of unrecognized compensation cost related to non-vested restricted units. That cost is expected to be recognized over a weighted-average period of 2.5 years.

(c)	Unit Options

Unit options will have an exercise price that is not less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee. In addition, unit options will become exercisable upon a change in control of the Partnership, its general partner or its general partner’s general partner.

The fair value of each unit option award is estimated at the date of grant using the Black-Scholes-Merton model. This model is based on the assumptions summarized below. Expected volatilities are based on historical volatilities of the Partnership’s traded common units. The Partnership has used historical data to estimate share option exercise and employee departure behavior to estimate expected forfeiture rates. The expected life of unit options represents the period of time that unit options granted are expected to be outstanding. The risk-free interest rate for periods within the expected term of the unit option is based on the U.S. Treasury yield curve in effect at the time of the grant. The Partnership used the simplified method to calculate the expected term.

Unit options are generally awarded with an exercise price equal to the market price of the Partnership’s common units at the date of grant. The unit options granted in 2008, 2007 and 2006 generally vest based on 3 years of service (one-third after each year of service). The following weighted average assumptions were used for the Black-Scholes option-pricing model for grants in 2008, 2007 and 2006:

	Years Ended December 31,
Crosstex Energy, L.P. Unit Options Granted:	2008	2007	2006

Weighted average distribution yield	7.15%	5.75%	5.5%
Weighted average expected volatility	30.0%	32.0%	33.0%
Weighted average risk free interest rate	1.81%	4.39%	4.80%
Weighted average expected life	6 years	6 years	6 years
Weighted average contractual life	10 years	10 years	10 years
Weighted average of fair value of unit options granted	$3.48	$6.73	$7.45

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

A summary of the unit option activity for the years ended December 31, 2008, 2007 and 2006 is provided below:

	Years Ended December 31,
	2008			2007		2006
	Number of		Weighted Average	Number of	Weighted Average	Number of	Weighted Average
	Units		Exercise Price	Units	Exercise Price	Units	Exercise Price

Outstanding, beginning of period		1,107,309	$29.65	926,156	$25.70	1,039,832	$18.88
Granted(b)		402,185	31.58	347,599	37.29	286,403	34.62
Exercised		(56,678)	14.16	(90,032)	18.20	(304,936)	11.19
Forfeited		(90,208)	31.29	(67,688)	29.84	(95,143)	24.56
Expired		(58,414)	32.93	(8,726)	31.60	—	—

Outstanding, end of period		1,304,194	$30.64	1,107,309	$29.65	926,156	$25.70

Options exercisable at end of period		540,782	$29.12	281,973	$28.05	121,131	$23.58
Weighted average contractual term (years) end of period:
Options outstanding		7.4	—	7.6	—	7.8	—
Options exercisable		6.5	—	7.1	—	7.5	—
Aggregate intrinsic value end of period (in thousands):
Options outstanding	$	(a)	—	$4,681	—	$13,107	—
Options exercisable	$	(a)	—	$1,322	—	$1,970	—

(a)	Exercise price on all outstanding options exceed current market price.

(b)	No options were granted with an exercise price less than or equal to market value at grant during 2008, 2007 and 2006.

A summary of the unit options intrinsic value (market value in excess of exercise price at date of exercise) exercised and fair value of units vested (value per Black-Scholes option pricing model at date of grant) during the years ended December 31, 2008 and 2007 are provided below (in thousands):

	Years Ended December 31,
Crosstex Energy, L.P. Unit Options:	2008	2007

Intrinsic value of units options exercised	$746	$1,675
Fair value of units vested	$279	$197

As of December 31, 2008, there was $1.6 million of unrecognized compensation cost related to non-vested unit options. That cost is expected to be recognized over a weighted-average period of 1.5 years.

(d)	Crosstex Energy, Inc.’s Restricted Stock and Option Plan

The Crosstex Energy, Inc. long-term incentive plan provides for the award of stock options and restricted stock (collectively, “Awards”) for up to 4,590,000 shares of Crosstex Energy, Inc.’s common stock. As of January 1, 2009, approximately 626,000 shares remained available under the long-term incentive plan for future issuance to participants. A participant may not receive in any calendar year options relating to more than 100,000 shares of common stock. The maximum number of shares set forth above are subject to appropriate adjustment in the event of a recapitalization of the capital structure of Crosstex Energy, Inc. or reorganization of Crosstex Energy, Inc. Shares of common stock underlying Awards that are forfeited,

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

terminated or expire unexercised become immediately available for additional Awards under the long-term incentive plan.

CEI’s restricted shares are included at their fair value at the date of grant which is equal to the market value of the common stock on such date. CEI’s restricted stock granted in 2006, 2007 and 2008 generally cliff vest after three years of service. A summary of the restricted stock activity which includes officers and employees of the Partnership and directors of CEI for the year ended December 31, 2008, is provided below:

		Weighted Average
	Number of	Grant-Date
Crosstex Energy, Inc. Restricted Shares:	Shares	Fair Value

Non-vested, beginning of period	860,275	$21.16
Granted	361,796	32.62
Vested*	(401,004)	18.41
Forfeited	(63,716)	21.86
Reduced estimated performance shares	(153,038)	32.10

Non-vested, end of period	604,313	$27.62

Aggregate intrinsic value, end of period (in thousands)	$2,357

*	Vested shares include 116,118 shares withheld for payroll taxes paid on behalf of employees.

The Partnership’s executive officers were granted restricted shares during 2008 and 2007, the number of which may increase or decrease based on the accomplishment of certain performance targets based on the Partnership’s average growth rate (defined as the percentage increase or decrease in distributable cash flow per common unit over a three-year period). The minimum number of restricted shares for all executives of 50,090 and 16,536 for 2008 and 2007, respectively, are included in the non-vested, end of period shares line in the table above. Target performance grants were previously included in the restricted units granted and were included in share-based compensation as it appeared probable that target thresholds would be achieved. However, during the last half of 2008, the Partnership’s assets were negatively impacted by hurricanes Gustav and Ike. During this same period, the Partnership has also been negatively impacted by the declines in natural gas and NGL prices coupled with the global economic decline and tightening of capital markets. The impact of these events was significant enough to make the achievement of target performance goals less than probable. Therefore, an expense of $0.7 million previously recorded for target performance-based restricted shares has been retroactively reversed and is shown as a reduction to stock-based compensation expense and a reduction in the number of estimated performance shares outstanding by 153,038 shares in the year ended December 31, 2008. All performance-based awards greater than the minimum performance grant levels will be subject to reevaluation and adjustment until the restricted shares vest. The performance-based restricted shares are included in the current share-based compensation calculations as required by FASB ASC 718 when it is deemed probable of achieving the performance criteria.

A summary of the restricted shares’ aggregate intrinsic value (market value at vesting date) and fair value of shares vested (market value at date of grant) during the years ended December 31, 2008 and 2007 are provided below (in thousands):

	Years Ended December 31,
Crosstex Energy, Inc. Restricted Shares:	2008	2007

Aggregate intrinsic value of shares vested	$13,493	$3,067
Fair value of shares vested	$7,382	$1,275

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

Restricted shares in CEI totaling 244,578 and 186,840 were issued to officers and employees of the Partnership with a weighted-average grant-date fair value of $29.58 and $25.05 per share in 2007 and 2006, respectively. As of December 31, 2008 and 2007, there was $7.2 million and $7.0 million, respectively, of unrecognized compensation costs related to CEI restricted shares for officers and employees. The cost is expected to be recognized over a weighted average period of 2.4 years.

CEI Stock Options

No CEI stock options were granted to any officers or employees of the Partnership during 2008, 2007 and 2006.

A summary of the stock option activity includes officers and employees of the Partnership and directors of CEI for the years ended December 31, 2008, 2007 and 2006 is provided below:

	Years Ended December 31,
	2008		2007		2006
	Number of	Weighted Average	Number of	Weighted Average	Number of	Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares(a)	Exercise Price(a)

Outstanding, beginning of period	105,000	$8.45	120,000	$8.21	159,933	$9.53
Granted	—	—	—	—	—	—
Cancelled	—	—	—	—	—	—
Exercised	(37,500)	6.50	(15,000)	6.50	(9,933)	12.58
Forfeited	—	—	—	—	(30,000)	13.83

Outstanding, end of period	67,500	$9.54	105,000	$8.45	120,000	$8.21

Options exercisable at end of period	22,500	$11.05	37,500	$7.87	—	—

(a)	Adjusted to reflect three-for-one stock split.

The following is a summary of the CEI stock options outstanding attributable to officers and employees of the Partnership as of December 31, 2008:

Outstanding stock options (15,000 exercisable) (post stock split)	30,000
Weighted average exercise price (post stock split)	$13.33
Aggregate intrinsic value	$—
Weighted average remaining contractual term	5.9 years

A summary of the share options intrinsic value (market value in excess of exercise price at date of exercise) exercised and fair value of units vested (value per Black-Scholes option pricing model at date of grant) during the years ended December 31, 2008 and 2007 is provided below (in thousands):

	Years Ended December 31,
Crosstex Energy, Inc. Stock Options:	2008	2007

Intrinsic value of units options exercised	$1,089	$366
Fair value of units vested	$38	$66

No stock options were granted, cancelled, exercised or forfeited by officers and employees of the Partnership during the years ended December 31, 2008, 2007 and 2006.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

As of December 31, 2008, there was $15,449 of unrecognized compensation costs related to non-vested CEI stock options. The cost is expected to be recognized over a weighted average period of 0.8 years.

(12)	Fair Value of Financial Instruments

The estimated fair value of the Partnership’s financial instruments has been determined by the Partnership using available market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates provided below are not necessarily indicative of the amount the Partnership could realize upon the sale or refinancing of such financial instruments (in thousands).

	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Cash and cash equivalents	$1,636	$1,636	$142	$142
Trade accounts receivable and accrued revenues	341,853	341,853	489,889	489,889
Fair value of derivative assets	31,794	31,794	9,926	9,926
Note receivable	375	375	1,026	1,026
Accounts payable, drafts payable and accrued gas purchases	315,622	315,622	469,951	469,951
Current portion of long-term debt	9,412	9,412	9,412	9,412
Long-term debt	1,254,294	1,148,939	1,213,706	1,225,087
Fair value of derivative liabilities	51,281	51,281	30,492	30,492

The carrying amounts of the Partnership’s cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturities of these assets and liabilities. The carrying value for the note receivable approximates the fair value because this note earns interest based on the current prime rate.

The Partnership’s long-term debt was comprised of borrowings under a revolving credit facility totaling $784.0 million and $734.0 million as of December 31, 2008 and 2007, respectively, which accrues interest under a floating interest rate structure. Accordingly, the carrying value of such indebtedness approximates fair value for the amounts outstanding under the credit facility. As of December 31, 2008, the Partnership also had borrowings totaling $479.7 million under senior secured notes with a weighted average interest rate of 8.0%. The fair value of these borrowings as of December 31, 2008 and 2007 were adjusted to reflect current market interest rate for such borrowings as of December 31, 2008 and 2007, respectively.

The fair value of derivative contracts included in assets or liabilities for risk management activities represents the amount at which the instruments could be exchanged in a current arms-length transaction.

(13)	Derivatives

Interest Rate Swaps

The Partnership is subject to interest rate risk on its credit facility and has entered into interest rate swaps to reduce this risk.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

The Partnership entered into eight interest rate swaps prior to September 2008 as shown below:

Trade Date	Term	From	To	Rate	Notional Amounts
					(In thousands)

November 14, 2006	4 years	November 28, 2006	November 30, 2010	4.3800%	$50,000
March 13, 2007	4 years	March 30, 2007	March 31, 2011	4.3950%	50,000
July 30, 2007	4 years	August 30, 2007	August 30, 2011	4.6850%	100,000
August 6, 2007	4 years	August 30, 2007	August 31, 2011	4.6150%	50,000
August 9, 2007	3 years	November 30, 2007	November 30, 2010	4.4350%	50,000
August 16, 2007*	4 years	October 31, 2007	October 31, 2011	4.4875%	100,000
September 5, 2007	4 years	September 28, 2007	September 28, 2011	4.4900%	50,000
January 22, 2008	1 year	January 31, 2008	January 31, 2009	2.8300%	100,000

					$550,000

*	Amended swap is a combination of two swaps that each had a notional amount of $50.0 million with the same original term.

Each swap fixes the three month LIBOR rate, prior to credit margin, at the indicated rates for the specified amounts of related debt outstanding over the term of each swap agreement. In January 2008, the Partnership amended existing swaps with the counterparties in order to reduce the fixed rates and extend the terms of the existing swaps by one year. The Partnership also entered into one new swap in January 2008.

The Partnership had previously elected to designate all interest rate swaps (except the November 2006 swap) as cash flow hedges for FASB ASC 815 accounting treatment. Accordingly, unrealized gains and losses relating to the designated interest rate swaps were recorded in accumulated other comprehensive income. Immediately prior to the January 2008 amendments, these swaps were de-designated as cash flow hedges. The unrealized loss in accumulated other comprehensive income of $17.0 million at the de-designation dates is being reclassified to earnings over the remaining original terms of the swaps using the effective interest method. The related loss reclassified to earnings and included in (gain) loss on derivatives during the year ended December 31, 2008 is $6.4 million.

The Partnership elected not to designate any of the amended swaps or the new swap entered into in January 2008 as cash flow hedges for FASB ASC 815 treatment. Accordingly, unrealized gains and losses are recorded through the consolidated statement of operations in (gain) loss on derivatives over the period hedged.

In September 2008, the Partnership entered into four additional interest rate swaps. The effect of the new interest rate swaps was to convert the floating rate portion of the original swaps on $450.0 million (all swaps except the January 22, 2008 swap that expires January 31, 2009) from three month LIBOR to one month LIBOR. The Partnership received a cash settlement in September of $1.4 million which represented the present value of the basis point differential between one month LIBOR and three month LIBOR. The $1.4 million was recorded in the consolidated statement of operations in (gain) loss on derivatives.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

The table below aligns the new swap which receives one month LIBOR and pays three month LIBOR with the original interest rate swaps.

Original Swap Trade Date	New Trade Date	From	To	Notional Amounts
				(In thousands)

March 13, 2007	September 12, 2008	September 30, 2008	March 31, 2011	$50,000
September 5, 2007	September 12, 2008	September 30, 2008	September 28, 2011	50,000
August 16, 2007	September 12, 2008	October 30, 2008	October 31, 2011	100,000
November 14, 2006	September 12, 2008	November 28, 2008	November 30, 2010	50,000
August 9, 2007	September 12, 2008	November 28, 2008	November 30, 2010	50,000
July 30, 2007	September 12, 2008	November 28, 2008	August 30, 2011	100,000
August 6, 2007	September 23, 2008	November 28, 2008	August 30, 2011	50,000

				$450,000

The impact of the interest rate swaps on net income is included in other income (expense) in the consolidated statements of operations as a part of interest expense, net, as follows (in thousands):

	Years Ended December 31,
	2008	2007

Change in fair value of derivatives that do not qualify for hedge accounting	$(22,105)	$(1,185)
Realized gains on derivatives	(4,608)	707
Ineffective portion of derivatives qualifying for hedge accounting	—	—

	$(26,713)	$(478)

No comparison is listed for 2006 because the first interest rate swaps were entered into in November 2006 and therefore had no material operational impact prior to 2007.

The fair value of derivative assets and liabilities relating to interest rate swaps are as follows (in thousands):

	Years Ended December 31,
	2008	2007

Fair value of derivative assets — current	$149	$68
Fair value of derivative assets — long-term	—	—
Fair value of derivative liabilities — current	(17,217)	(3,266)
Fair value of derivative liabilities — long-term	(18,391)	(8,057)

Net fair value of interest rate swaps	$(35,459)	$(11,255)

Commodity Swaps

The Partnership manages its exposure to fluctuations in commodity prices by hedging the impact of market fluctuations. Swaps are used to manage and hedge prices and location risk related to these market exposures. Swaps are also used to manage margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas and NGLs.

The Partnership commonly enters into various derivative financial transactions which it does not designate as hedges. These transactions include “swing swaps,” “third party on-system financial swaps,”

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

“marketing financial swaps,” “storage swaps,” “basis swaps” and “processing margin swaps”. Swing swaps are generally short-term in nature (one month), and are usually entered into to protect against changes in the volume of daily versus first-of-month index priced gas supplies or markets. Third party on-system financial swaps are hedges that the Partnership enters into on behalf of its customers who are connected to its systems, wherein the Partnership fixes a supply or market price for a period of time for its customers, and simultaneously enters into the derivative transaction. Marketing financial swaps are similar to on-system financial swaps, but are entered into for customers not connected to the Partnership’s systems. Storage swaps transactions protect against changes in the value of gas that the Partnership has stored to serve various operational requirements. Basis swaps are used to hedge basis location price risk due to buying gas into one of our systems on one index and selling gas off that same system on a different index. Processing margin financial swaps are used to hedge fractionation spread risk at our processing plants relating to the option to process versus bypassing our equity gas.

The components of (gain) loss on derivatives in the consolidated statements of operations relating to commodity swaps are (in thousands):

	Years Ended December 31,
	2008	2007	2006

Change in fair value of derivatives that do not qualify for hedge accounting	$(246)	$1,197	$713
Realized (gains) losses on derivatives	(13,352)	(7,918)	(2,238)
Ineffective portion of derivatives qualifying for hedge accounting	(72)	104	(74)

Net gains related to commodity swaps	$(13,670)	$(6,617)	$(1,599)
Adjusted for net gains (losses) included in income from discontinued operations	5,051	2,470	1,425

Gain on derivatives included in continuing operations	$(8,619)	$(4,147)	$(174)

The fair value of derivative assets and liabilities relating to commodity swaps are as follows (in thousands):

	Years Ended December 31,
	2008	2007

Fair value of derivative assets — current	$27,017	$8,521
Fair value of derivative assets — long term	4,628	1,337
Fair value of derivative liabilities — current	(11,289)	(17,800)
Fair value of derivative liabilities — long term	(4,384)	(1,369)

Net fair value of commodity swaps	$15,972	$(9,311)

Set forth below is the summarized notional volumes and fair values of all instruments held for price risk management purposes and related physical offsets at December 31, 2008 (all gas volumes are expressed in MMBtu’s and liquids are expressed in gallons). The remaining terms of the contracts extend no later than June 2010 for derivatives, except for certain basis swaps that extend to March 2012. The Partnership’s counterparties to derivative contracts include BP Corporation, Total Gas & Power, Fortis, Morgan Stanley, J. Aron & Co., a subsidiary of Goldman Sachs and Sempra Energy. Changes in the fair value of the Partnership’s mark to market derivatives are recorded in earnings in the period the transaction is entered into. The effective portion of changes in the fair value of cash flow hedges is recorded in accumulated other comprehensive

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

income until the related anticipated future cash flow is recognized in earnings. The ineffective portion is recorded in earnings immediately.

	December 31,
	2008
Transaction Type	Volume	Fair Value
	(In thousands)

Cash Flow Hedges:
Natural gas swaps (short contracts) (MMBtu’s)	(600)	$1,136
Liquids swaps (short contracts) (gallons)	(16,026)	12,578

Total swaps designated as cash flow hedges		$13,714

Mark to Market Derivatives:*
Swing swaps (long contracts)	2,155	$10
Physical offsets to swing swap transactions (short contracts)	(2,155)	—
Swing swaps (short contracts)	(397)	(3)
Physical offsets to swing swap transactions (long contracts)	397	—
Basis swaps (long contracts)	82,681	7,464
Physical offsets to basis swap transactions (short contracts)	(1,550)	9,072
Basis swaps (short contracts)	(78,025)	(6,175)
Physical offsets to basis swap transactions (long contracts)	1,771	(9,067)
Third-party on-system financial swaps (long contracts)	2,300	(8,065)
Physical offsets to third-party on-system transactions (short contracts)	(2,283)	8,157
Third-party on-system financial swaps (short contracts)	(172)	2
Physical offsets to third-party on-system transactions (long contracts)	155	89
Storage swap transactions (long contracts)	158	(23)
Storage swap transactions (short contracts)	(353)	797

Total mark to market derivatives		$2,258

*	All are gas contracts, volume in MMBtu’s

On all transactions where the Partnership is exposed to counterparty risk, the Partnership analyzes the counterparty’s financial condition prior to entering into an agreement, establishes limits, and monitors the appropriateness of these limits on an ongoing basis.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

Impact of Cash Flow Hedges

The impact of realized gains or losses from derivatives designated as cash flow hedge contracts in the consolidated statements of operations is summarized below (in thousands):

	Years Ended December 31,
Increase (Decrease) in Midstream Revenue	2008	2007	2006

Natural gas	$63	$5,533	$5,886
Liquids	(10,402)	(4,066)	1,504
Adjusted for realized (gain) loss included in income from discontinued operations	3,127	(474)	(1,680)

	$(7,212)	$993	$5,710

Natural Gas

As of December 31, 2008 an unrealized derivative fair value net gain of $0.8 million related to cash flow hedges of gas price risk was recorded in accumulated other comprehensive income (loss). Of this net amount, a $0.8 million gain is expected to be reclassified into earnings through December 2009. The actual reclassification to earnings will be based on mark to market prices at the contract settlement date, along with the realization of the gain or loss on the related physical volume, which amount is not reflected above.

The settlement of cash flow hedge contracts related to January 2009 gas production increased gas revenue by approximately $0.1 million.

Liquids

As of December 31, 2008, an unrealized derivative fair value net gain of $12.0 million related to cash flow hedges of liquids price risk was recorded in accumulated other comprehensive income (loss). Of this amount, a $12.0 million gain is expected to be reclassified into earnings through December 2009. The actual reclassification to earnings will be based on mark to market prices at the contract settlement date, along with the realization of the gain or loss on the related physical volume, which amount is not reflected above.

Derivatives Other Than Cash Flow Hedges

Assets and liabilities related to third party derivative contracts, swing swaps, basis swaps, storage swaps and processing margin swaps are included in the fair value of derivative assets and liabilities and the profit and loss on the mark to market value of these contracts are recorded net as (gain) loss on derivatives in the consolidated statement of operations. The Partnership estimates the fair value of all of its energy trading contracts using actively quoted prices. The estimated fair value of energy trading contracts by maturity date was as follows (in thousands):

	Maturity Periods
	Less Than	One to	More Than	Total
	One Year	Two Years	Two Years	Fair Value

December 31, 2008	$2,014	$181	$63	$2,258

(14)	Fair Value Measurements

FASB ASC 820 was issued September 2006 and introduces a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. FASB ASC 820 for financial assets and liabilities is effective for fiscal years beginning after November 15, 2007. The Partnership has adopted the standard for those assets and liabilities as of January 1, 2008 and the impact of adoption was not significant.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

FASB ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Partnership’s derivative contracts primarily consist of commodity swaps and interest rate swap contracts which are not traded on a public exchange. The fair values of commodity swap contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. The Partnership determines the value of interest rate swap contracts by utilizing inputs and quotes from the counterparties to these contracts. The reasonableness of these inputs and quotes is verified by comparing similar inputs and quotes from other counterparties as of each date for which financial statements are prepared.

Net assets (liabilities) measured at fair value on a recurring basis are summarized below (in thousands):

	Total	Level 1	Level 2	Level 3

Interest rate swaps*	$(35,459)	—	$(35,459)	—
Commodity swaps*	15,972	—	15,972	—

Total	$(19,487)	—	$(19,487)	—

*	Unrealized gains or losses on commodity derivatives qualifying for hedge accounting are recorded in accumulated other comprehensive income (loss) at each measurement date. Accumulated other comprehensive income also includes the unrealized losses on interest rate swaps of $17.0 million recorded prior to de-designation in January 2008, of which $6.4 million has been amortized to earnings through December 2008.

(15)	Transactions with Related Parties

(a)	Plants Transferred from Crosstex Energy Inc.

During 2008 CEI transferred two inactive processing plants to the Partnership at net book value for a cash price of $0.4 million which represented the fair value of the plants.

(b)	General and Administrative Expenses

CEI paid the Partnership $0.7 million, $0.6 million and $0.5 million during the years ended December 31, 2008, 2007 and 2006, respectively, to cover its portion of administrative and compensation costs for officers and employees that perform services for CEI.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(16)	Commitments and Contingencies

(a)	Leases — Lessee

The Partnership has operating leases for office space and the Eunice plant. The Eunice plant operating lease acquired with the south Louisiana processing assets provides for annual lease payments of $12.2 million with a lease term extending to November 2012. At the end of the lease term the Partnership has the option to purchase the plant for $66.3 million or to renew the lease for up to an additional 9.5 years at 50% of the lease payments under the current lease.

The following table summarizes the Partnership’s remaining non-cancelable future payments under operating leases with initial or remaining non-cancelable lease terms in excess of one year (in thousands):

2009	$27,197
2010	18,494
2011	17,686
2012	16,327
2013	3,099
Thereafter	3,705

$86,508

Operating lease rental expense in the years ended December 31, 2008, 2007 and 2006, was approximately $39.4 million, $27.9 million, and $20.7 million, respectively.

(b)	Employment Agreements

Certain members of management of the Partnership are parties to employment contacts with the general partner. The employment agreements provide those senior managers with severance payments in certain circumstances and prohibit each such person from competing with the general partner or its affiliates for a certain period of time following the termination of such person’s employment.

(c)	Environmental Issues

The Partnership acquired the south Louisiana processing assets from the El Paso Corporation in November 2005. One of the acquired locations, the Cow Island Gas Processing Facility, has an active remediation project for benzene contaminated groundwater. The cause of contamination was attributed to a leaking natural gas condensate storage tank. The site investigation and active remediation being conducted at this location is under the oversight of the Louisiana Department of Environmental Quality (LDEQ) and is being conducted under the Risk-Evaluation and Corrective Action Plan Program (RECAP) rules. In addition, the Partnership is working with both the LDEQ and the Louisiana State University, Louisiana Water Resources Research Institute, on the development and implementation of a new remediation technology that is expected to significantly reduce the cost of and timing for remediation projects. As of December 31, 2008, we had incurred approximately $0.5 million in remediation costs. Since this remediation project is a result of previous owners’ operation and the actual contamination occurred prior to our ownership, these costs were accrued as part of the purchase price.

The Partnership acquired LIG Pipeline Company and its subsidiaries on April 1, 2004. Contamination from historical operations was identified during due diligence at a number of sites owned by the acquired companies. The seller, AEP, has indemnified the Partnership for these identified sites. Moreover, AEP has entered into an agreement with a third-party company pursuant to which the remediation costs associated with these sites have been assumed by this third party company that specializes in remediation work. The Partnership does not expect to incur any material liability with these sites; however, there can be no assurance

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

that the third parties who have assumed responsibility for remediation of site conditions will fulfill their obligations. In addition, the Partnership has disclosed possible Clean Air Act monitoring deficiencies it has discovered to the LDEQ and is working with the department to correct these deficiencies and to address modifications to facilities to bring them into compliance. The Partnership does not expect to incur any material environmental liability associated with these issues.

(d)	Other

The Partnership is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims would not individually or in the aggregate have a material adverse effect on its financial position or results of operations.

On November 15, 2007, Crosstex CCNG Processing Ltd. (“Crosstex Processing”), the Partnership’s wholly-owned subsidiary, received a demand letter from Denbury Onshore, LLC (“Denbury”), asserting a claim for breach of contract and seeking payment of approximately $11.4 million in damages. On April 15, 2008, the parties mediated the matter unsuccessfully. On December 4, 2008, Denbury initiated formal arbitration proceedings against Crosstex Processing, Crosstex Energy Services, L.P., Crosstex North Texas Gathering, L.P., and Crosstex Gulf Coast Marketing, Ltd., seeking $11.4 million and additional unspecified damages. On December 23, 2008, Crosstex Processing filed an answer denying Denbury’s allegations and a counterclaim seeking a declaratory judgment that its processing plant is uneconomic under the Processing Contract. Crosstex Energy, Crosstex Marketing, and Crosstex Gathering also filed an answer denying Denbury’s allegations and asserting that they are improper parties as Denbury’s claim is for breach of the Processing Contract and none of these entities is a party to that agreement. Crosstex Gathering also filed a counterclaim seeking approximately $40.0 million in damages for the value of the NGLs it is entitled to under its Gas Gathering Agreement with Denbury. Once the three-person arbitration panel has been named and cleared conflicts, the arbitration panel will hold a preliminary conference with the parties to set a date for the final hearing and other case deadlines and to establish discovery limits. Although it is not possible to predict with certainty the ultimate outcome of this matter, the Partnership does not believe this will have a material adverse effect on its consolidated results of operations or financial position.

The Partnership (or its subsidiaries) is defending eleven lawsuits filed by owners of property located near processing facilities or compression facilities constructed by the Partnership as part of its systems in north Texas. The suits generally allege that the facilities create a private nuisance and have damaged the value of surrounding property. Claims of this nature have arisen as a result of the industrial development of natural gas gathering, processing and treating facilities in urban and occupied rural areas. At this time, five cases are set for trial in 2009. The remaining cases have not yet been set for trial. Discovery is underway. Although it is not possible to predict the ultimate outcomes of these matters, the Partnership does not believe that these claims will have a material adverse impact on its consolidated results of operations or financial condition.

On July 22, 2008, SemStream, L.P. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of July 22, 2008, SemStream, L.P. owed the Partnership approximately $6.2 million, including approximately $3.9 million for June 2008 sales and approximately $2.2 million for July 2008 sales. The Partnership believes the July sales of $2.2 million will receive “administrative claim” status in the bankruptcy proceeding. The debtor’s schedules acknowledge its obligation to Crosstex for an administrative claim in the amount of $2.2 but the allowance of the administrative claim status is still subject to approval of the bankruptcy court in accordance with the administrative claim allowance procedures order in the case. The Partnership evaluated these receivables for collectibility and provided a valuation allowance of $3.1 million during the year ended December 31, 2008.

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(17)	Segment Information

The Partnership has one reportable segment following the disposition of its Treating assets in October 2009. Therefore, the recasting of segment information for the period ending December 31, 2008 does not require a footnote on segments.

(18)	Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data is presented below.

	First	Second	Third	Fourth	Total
	(In thousands, except per unit data)

2008
Revenues	$799,761	$996,833	$855,687	$423,730	$3,076,011
Operating income (loss)	$12,464	$9,865	$4,667	$(41,156)	$(14,160)
Discontinued operations	$5,551	$10,012	$6,227	$53,022	$74,812
Net income attributable to the non-controlling interest	$144	$50	$44	$73	$311
Net income (loss) attributable to Crosstex Energy, L.P.	$3,711	$21,742	$(5,243)	$(9,439)	$10,771
Earnings (loss) per limited partner common unit-basic	$(3.61)	$0.23	$(0.24)	$(0.18)	$(3.19)
Earnings (loss) per limited partner common unit-diluted	$(3.61)	$0.21	$(0.24)	$(0.18)	$(3.19)
Basic and diluted senior subordinated C unit	$9.44	$—	$—	$—	$9.44
2007
Revenues	$475,298	$570,765	$571,502	$766,764	$2,384,329
Operating income (loss)	$(2,522)	$7,639	$6,276	$19,594	$30,987
Discontinued operations	$6,996	$5,514	$9,404	$9,429	$31,343
Net income attributable to the non-controlling interest	$19	$30	$136	$(25)	$160
Net income (loss) attributable to Crosstex Energy, L.P.	$(5,277)	$2,888	$2,130	$14,148	$13,889
Earnings (loss) per limited partner common unit — basic	$(0.35)	$(0.06)	$(0.09)	$0.30	$(0.20)
Earnings (loss) per limited partner common unit — diluted	$(0.35)	$(0.06)	$(0.09)	$0.19	$(0.20)

CROSSTEX ENERGY, L.P.

Notes to Consolidated Financial Statements — (Continued)

(19)	Condensed Consolidating Financial Statements

In connection with the Partnership’s filing of a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”), all of the Partnership’s wholly-owned subsidiaries, excluding minor subsidiaries, may issue unconditional guarantees of senior or subordinated debt securities of the Partnership in the event that the Partnership issues such securities from time to time under the Registration Statement. If issued, the guarantees will be full, irrevocable and unconditional. The Partnership does not provide separate financial statements of such subsidiaries because the Partnership has no independent assets or operations, the guarantees are full and unconditional and the non-guarantor subsidiaries are minor. There are no significant restrictions on the ability of the Partnership to obtain funds from any of its subsidiaries by dividend or loan.

Schedule II

CROSSTEX ENERGY, L.P.

VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to		Balance at
	Beginning	Costs and		End of
	of Period	Expenses	Deductions	Period
	(In thousands)

Year ended December 31, 2008 Allowance for doubtful accounts	$985	$2,670	—	$3,655
Year ended December 31, 2007 Allowance for doubtful accounts	$618	$367	—	$985
Year ended December 31, 2006 Allowance for doubtful accounts	$259	$359	—	$618